UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PCTEL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 10, 2015

4:00 p.m.

To Our Stockholders:

The 2015 annual meeting of stockholders of PCTEL, Inc., a Delaware corporation, will be held on Wednesday, June 10, 2015 at 4:00 p.m. local time at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108, for the following purposes:

1.    The election of the two Class I director nominees named in the proxy statement to serve as directors for three-year terms that will expire at the 2018 annual meeting of stockholders;

2.    A non-binding advisory vote to approve the Company’s named executive officer compensation;

3.    The approval of the amendment and restatement of the 1997 Stock Plan;

4.    The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

5.    The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 16, 2015 are entitled to notice of and to vote at the meeting.

Pursuant to the rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about April 30, 2015, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners at the close of business on April 16, 2015. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

Your participation in the annual meeting is important. You can vote by telephone, Internet or, if you request that proxy materials be mailed to you, by completing and signing the proxy card enclosed with those materials and returning it in the envelope provided. If you wish to attend the meeting in person, you must bring evidence of your ownership as of April 16, 2015, or a valid proxy showing that you are representing a shareholder.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to deliver your proxy by telephone or the Internet or to mark, sign, date and return the proxy card as promptly as possible. Any stockholder attending the meeting may vote in person, even if he or she has previously returned a proxy.

Sincerely,

MARTIN H. SINGER
Chief Executive Officer and
Chairman of the Board of Directors

Bloomingdale, IL

April 30, 2015

YOUR VOTE IS IMPORTANT.

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE

BY FOLLOWING THE INSTRUCTIONS LOCATED ON THE NOTICE OF INTERNET

AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 10, 2015: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2014 are available electronically free of charge at http://www.proxyvote.com.

PCTEL, INC.

471 Brighton Drive

Bloomingdale, Illinois 60108

PROXY STATEMENT FOR THE

2015 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of PCTEL, Inc. is soliciting proxies for the 2015 annual meeting of stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Our Board of Directors has set April 16, 2015 as the record date for the meeting. Stockholders of record at the close of business on April 16, 2015 are entitled to vote at and attend the meeting, with each share entitled to one vote. There were 18,715,677 shares of our common stock outstanding on the record date. On the record date, the closing price of our common stock on the NASDAQ Global Market was $7.32 per share.

This proxy statement is made available on or about April 30, 2015 to stockholders entitled to vote at the meeting.

In this proxy statement:

•	“We,” “Company” and “PCTEL” mean PCTEL, Inc.

•	If you hold shares in “street name,” it means that your shares are held in an account at a brokerage firm, bank, broker dealer or other similar organization and record ownership is not in your name.

•	“SEC” means the Securities and Exchange Commission.

•	“Beneficial ownership” of stock is defined under various SEC rules in different ways for different purposes, but it generally means that, although you (or the person or entity in question) do not hold the shares of record in your name, you do have investment or voting control, and/or an economic or “pecuniary” interest, in the shares through an agreement, relationship or the like.

QUESTIONS AND ANSWERS

Q:	When and where is the stockholder meeting?

A:	Our annual meeting of stockholders is being held on Wednesday, June 10, 2015 at 4:00 p.m. local time at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108.

Q:	Why did I receive a “Notice Regarding the Availability of Proxy Materials”?

A:	We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our annual meeting. On or about April 30, 2015, we mailed a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) to certain of our stockholders. The Notice of Availability contains instructions on how to access our proxy materials and vote online or how to vote in person or by mail. The Notice of Availability also contains a control number that you will need to vote your shares.

Q:	How do I request paper copies of the proxy materials?

A:

You may request, free of charge, paper copies of the proxy materials for the annual meeting by following the instructions listed on the Notice of Availability. In addition, we will provide you, free of charge, a copy of our Annual Report on Form 10-K, upon written request sent to PCTEL, Inc., 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: John W. Schoen, Corporate Secretary.

Q:	What information is included in this proxy statement?

A:	This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. This proxy statement also outlines the means by which you can vote your shares.

Q:	How do proxies work?

A:	The Board is requesting your proxy. Giving your proxy means that you authorize the persons named as proxies therein (Martin H. Singer and John W. Schoen) to vote your shares at the annual meeting in the manner you specify in your proxy (or to exercise their discretion as described herein). If you hold your shares as a record holder and submit a proxy but do not specify how to vote on a proposal, the persons named as proxies will vote your shares in accordance with the Board’s recommendations. The Board has recommended that stockholders vote FOR the election of each of the director nominees listed in Proposal #1, FOR the non-binding, advisory vote to approve our named executive officer compensation in Proposal #2, FOR the amendment and restatement of the 1997 Stock Plan in Proposal #3; and FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 in Proposal #4. Giving your proxy also means that you authorize the persons named as proxies to vote on any other matter properly presented at the annual meeting in such manner as they determine. We are not aware of any other matters to be presented at the annual meeting as of the date of this proxy statement.

Q:	What is the difference between holding shares as a beneficial owner in street name and as a stockholder of record?

A:	If your shares are held in street name through a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares.

If your shares are registered directly in your name, you are considered to be a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to the Company or to a third party, or to vote in person at the annual meeting.

Q:	What am I voting on?

A:	You are being asked to vote on the following proposals:

•	The election of the two Class I director nominees named in this proxy statement to serve as directors for three-year terms whose terms will expire at the 2018 annual meeting of stockholders (Proposal #1);

•	A non-binding advisory vote to approve the Company’s named executive officer compensation (Proposal #2);

•	The approval of the amendment and restatement of the 1997 Stock Plan (Proposal #3); and

•	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal #4).

Q:	How do I vote?

A:

If you are a stockholder of record, you may vote by proxy or in person at the annual meeting. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: (1) by voting online at the Internet site address listed on your proxy card; (2) calling the toll-free number listed on your proxy card; or (3) mailing your signed and dated proxy card in the self-addressed envelope provided. If you received only the Notice of Availability by mail, you may vote your shares online at the Internet site address listed on your Notice of Availability or in person at the annual meeting. You may also request a paper copy of our proxy materials by following the procedures outlined above or in the Notice of Availability. Even if you plan to attend the annual meeting, we recommend that you vote by proxy prior to the annual meeting. You can always change your vote as described below.

If you hold your shares in street name, you should follow the voting instructions provided to you by the organization that holds your shares. If you hold your shares in street name and plan to attend the annual meeting and vote in person, you must bring a legal proxy from the stockholder of record indicating that you were the beneficial owner of the shares on the record date in order to vote in person.

Q:	What does it mean if I receive more than one Notice of Availability or set of proxy materials?

A:	You may receive more than one Notice of Availability or more than one paper copy of the proxy materials, depending on how you hold your shares. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Availability or a separate set of proxy materials for each brokerage account in which you hold your shares. To vote all of your shares by proxy, you must vote at the Internet site address listed on the Notice of Availability or your proxy card, call the toll-free number listed on your proxy card, or sign, date and return each proxy card that you receive.

Q:	What if I change my mind after I return my proxy?

A:	You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the voting at the annual meeting by providing written notice to our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: John W. Schoen, Corporate Secretary.

You may also do this by:

•	Signing and returning another proxy card with a later date;

•	Voting in person at the meeting; or

•	Voting via the Internet or by telephone on a date after the date on your proxy (your latest proxy is counted).

Q:	What is a “broker non-vote”?

A:	Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients (who are the beneficial owners of the shares), brokers have the discretion to vote such shares on routine matters (such as the ratification of the appointment of our independent registered public accounting firm, Proposal #4), but not on non-routine matters (such as the election of directors (Proposal #1), the non-binding advisory vote to approve the Company’s named executive officer compensation (Proposal #2), and the approval of the amendment and restatement of the 1997 Stock Plan (Proposal #3)) without specific instructions from their clients. The vote with respect to any non-routine matter is referred to as a “broker non-vote.” Thus, because the proposals to be acted upon at the meeting consist of both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matter, but expressly states that the broker is NOT voting on the non-routine matters. A broker non-vote may also occur with respect to routine matters if the broker expressly instructs on the proxy card that it is not voting on a certain matter.

Q:	How are broker non-votes counted?

A:	Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against a proposal, whether such proposal is a routine or non-routine matter.

Q:	Will my shares be voted if I do not submit a proxy?

A:	Stockholders of record — If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Beneficial owners — If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal #1), the advisory vote to approve the Company’s named executive officer compensation (Proposal #2), and the approval of the amendment and restatement of the 1997 Stock Plan (Proposal #3), all of which are considered “non-routine” matters. If you do not provide the organization that holds your shares with specific voting instructions, under the rules of the NASDAQ, the organization that holds your shares cannot vote on non-routine matters. This is generally referred to as a “broker non-vote.” The organization that holds your shares will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal #4), which is considered a “routine” matter.

Q:	How do I attend the Annual Meeting?

A:	The 2015 annual meeting of stockholders will be held on Wednesday, June 10, 2015, at 471 Brighton Drive, Bloomingdale, Illinois 60108 at 4:00 p.m., local time.

Q:	How many votes can be cast at the meeting?

A:	As of the record date, 18,715,677 shares of PCTEL common stock were outstanding. Each outstanding share of common stock entitles the holder of such share to one vote on all matters covered in this proxy statement. Therefore, there are a maximum of 18,715,677 votes that may be cast at the meeting.

Q:	What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the annual meeting is a majority of the shares outstanding on the record date. There must be a quorum present for the meeting to be held. All completed and signed proxy cards, Internet votes, telephone votes and votes cast by those stockholders who attend the annual meeting in person, whether representing a vote FOR, AGAINST, ABSTAIN, or a broker non-vote, will be counted toward the quorum.

Q:	What is the required vote for each of the proposals to pass?

A:	Election of the two director nominees under Proposal #1 requires the affirmative vote of the holders of a plurality of the common stock present, represented and entitled to vote at the annual meeting. Broker non-votes and proxies marked WITHHOLD AUTHORITY will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

The proposal to approve the resolution regarding the Company’s named executive officer compensation under Proposal #2 requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the annual meeting. Stockholders may vote FOR, AGAINST or ABSTAIN on Proposal #2. Broker non-votes will not be counted for the purposes of determining whether Proposal #2 has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal #2 and, therefore, will have the same effect as a vote against Proposal #2.

The proposal to approve the amendment and restatement of the 1997 Stock Plan under Proposal #3 requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the annual meeting. Stockholders may vote FOR, AGAINST or ABSTAIN on Proposal #3. Broker non-votes will not be counted for the purposes of determining whether Proposal #3 has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal #3 and, therefore, will have the same effect as a vote against Proposal #3.

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm under Proposal #4 requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the annual meeting. Stockholders may vote FOR, AGAINST or ABSTAIN on Proposal #4. Abstentions will be counted as present and entitled to vote for purposes of Proposal #4 and, therefore, will have the same effect as a vote against Proposal #4.

Q:	Who is soliciting my vote?

A:	PCTEL is making this proxy solicitation and will bear the entire cost of it, including the preparation, assembly, printing, posting and mailing of proxy materials. PCTEL may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. PCTEL expects Broadridge Financial Solutions, Inc. to tabulate the proxies and to act as the inspector of the election. In addition to this solicitation, proxies may be solicited by the Company’s directors, officers and other employees by telephone, the Internet or fax, in person or otherwise. None of these persons will receive any additional compensation for assisting in the solicitation.

Deadline for Receipt of Stockholder Proposals and Nominations for 2016 Annual Meeting of Stockholders

Stockholders are entitled to present proposals for action and director nominations at the 2016 annual meeting of stockholders only if they comply with applicable requirements of the proxy rules established by the SEC and the applicable provisions of our bylaws. Stockholders must ensure that such proposals and nominations are received by our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: John W. Schoen, Corporate Secretary, on or prior to the deadline for receiving such proposals and nominations.

Proposals for the 2016 annual meeting of stockholders that are intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than January 1, 2016, and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the provisions of our bylaws.

If a stockholder intends to submit a proposal or director nomination for consideration at our 2015 annual meeting of stockholders outside the procedures of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws. We are not currently required to include such proposal or nomination in the proxy statement and form of proxy relating to such meeting. Our bylaws contain an advance notice provision that requires stockholders to submit a written notice containing certain information not less than 120 days prior to the date of our proxy statement for the previous year’s annual meeting of stockholders. For purposes of the 2016 annual meeting of stockholders, this means that such proposals or nominations must also be received by January 1, 2016. A copy of the relevant bylaw provision is available upon written request to our Corporate Secretary at the address provided above.

Discretionary Voting Authority

The accompanying proxy card grants the proxy holders discretionary authority to vote on any business raised at the annual meeting. If you fail to comply with the advance notice provisions set forth above in submitting a proposal or nomination for the 2016 annual meeting of stockholders, the proxy holders will be allowed to use their discretionary voting authority if such proposal or nomination is raised at that meeting.

SUMMARY OF PROPOSALS

The Board of Directors has included four proposals on the agenda for our 2015 annual meeting of stockholders. The following is a brief summary of the matters to be considered and voted upon by the stockholders.

Proposal #1: Election of Directors

The Company has a classified Board of Directors. Each director serves a three-year term. The first proposal on the agenda for the annual meeting is the election of two Class I directors to serve until the 2018 annual meeting of stockholders. The Board of Directors has nominated Cindy K. Andreotti and Brian J. Jackman to serve as the Class I directors. Additional information about the election of directors and a biography of each nominee begins on page 7.

The Board of Directors recommends a vote “FOR” each of the two nominees.

Proposal #2: Advisory Vote to Approve the Company’s Named Executive Officer Compensation

The Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on the Company’s proposed compensation for its named executive officers, as described in this proxy, in accordance with SEC rules. The Company’s overall philosophy is to offer competitive compensation opportunities that enable the Company to attract, motivate and retain highly experienced executive officers who will provide leadership for the Company’s success and enhance stockholder value. The Company believes that its compensation for named executive officers, which includes short-term and long-term elements, fulfills this goal and is closely aligned with the long-term interests of its stockholders. More information about this proposal begins on page 11.

The Board of Directors recommends a vote “FOR” approval of the Company’s Named Executive Officer Compensation.

Proposal #3: Approval of the Amendment and Restatement of the 1997 Stock Plan

The third proposal on the agenda for the annual meeting is the approval of the amendment and restatement of the 1997 Stock Plan to increase the number of shares of PCTEL common stock available for grants pursuant to awards under such Plan and to make certain other changes. More information about this proposal begins on page 12.

The Board of Directors recommends a vote “FOR” approval of the Amendment and Restatement of the Employee Stock Purchase Plan.

Proposal #4: Ratification of the appointment of the Independent Registered Public Accounting Firm

The fourth proposal on the agenda for the annual meeting is the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. More information about this proposal begins on page 21.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm.

Other Matters

Other than the proposals listed above, the Board of Directors does not currently intend to present any other matters to be voted on at the meeting. The Board of Directors is not currently aware of any other matters that will be presented by others for action at the meeting. However, if other matters are properly presented at the meeting and you have signed and returned your proxy card or voted on the Internet or by telephone, the proxies will have discretion to vote your shares on these matters to the extent authorized under the Exchange Act.

PROPOSAL #1

ELECTION OF DIRECTORS

Classification of Board of Directors

PCTEL has a classified Board of Directors, currently consisting of three classes. At each annual meeting of stockholders, one class of directors is elected for a term of three years to succeed those directors whose terms expire on the annual meeting date. There are two Class II directors whose terms will expire at the annual meeting next year. There are also three Class III directors whose terms are expiring at the 2017 annual meeting of stockholders, and two Class I directors whose terms will expire at this annual meeting of stockholders. The nominees for Class I directors are indicated in the section “Nominees” immediately below.

Nominees

On the recommendation of the Board of Directors, the nominees for election at the 2015 annual meeting of stockholders as Class I directors are Cindy K. Andreotti and Brian J. Jackman. If elected, each of the nominees will continue as a director until their terms expire at the annual meeting of stockholders in 2018.

The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two Class I director nominees. In the event that any of the nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the two nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and “broker non-votes” are not counted in the election of directors.

The Board of Directors has approved the director nominees and recommends that stockholders vote “FOR” the election of the director nominees listed above.

Directors and Nominees

The following table sets forth certain information regarding the current directors and director nominees to be elected at the 2015 annual meeting of stockholders:

Name	Age	Position with PCTEL	Since
Class I director nominees to be elected at the 2015 annual meeting of stockholders whose terms will expire at the 2018 annual meeting of stockholders:
Cindy K. Andreotti	59	Director	2013
Brian J. Jackman	74	Director	2002
Class II directors whose terms will expire at the 2016 annual meeting of stockholders:
M. Jay Sinder	48	Director	2014
Carl A. Thomsen	70	Director	2001
Class III director nominees whose terms will expire at the 2017 annual meeting of stockholders:
Steven D. Levy	58	Director	2006
Giacomo Marini	63	Director	1996
Martin H. Singer	63	Chief Executive Officer, Chairman of the Board	1999

Class I Directors / Nominees

Ms. Andreotti became a director in 2013. She is the President and CEO of The Andreotti Group LLC, a strategic business advisory firm serving domestic and global enterprise clients, private equity and institutional firms and international investment groups. Prior to launching The Andreotti Group in 2005, Ms. Andreotti enjoyed a 26-year career in the telecommunications industry (12 years with AT&T and 14 years with MCI). While at MCI, Ms. Andreotti managed a $14 billion operation. In her last leadership role at MCI, she served as President, Enterprise Markets, which included the Global Accounts Segment, Government Markets, the Conferencing Business Unit and MCI Solutions (the managed services division of MCI). Before joining MCI, Ms. Andreotti managed national accounts at AT&T, most notably Dayton Hudson (currently Target). She delivered the first-touch sensitive PDAs with related back office systems and network into Dayton Hudson’s retail operation. Ms. Andreotti has served as Vice Chairman of the Japan American Society since 2007, a member of the Board of Trustees for the Americans in Wartime Museum since 2010, a member of the Board of Directors for the Community Foundation for Northern Virginia since November 2014, and a Senior Advisor and Executive Coach for WJM Associates, Inc. since 2009. Ms. Andreotti is also a past member of the Board of Directors for DiaXsys Inc., where she served on the Audit and Compensation Committees between 2011 and 2014, and a past member of the Board of Directors for APAC Customer Services, Inc., where she served as chair of the Compensation Committee and served on the Audit and Nominating and Corporate Governance Committees between 2005 and 2011. She also served on the Audit Committee of the Board of Directors of Rivermine Software Inc. between 2006 and 2011. Ms. Andreotti earned a B.A. from the College of St. Catherine in Business Administration and Women in Management. She has also attended executive management training at the Aspen Institute, Menninger Foundation and the Stanford School of Business Executive Leadership Program. Ms. Andreotti’s industry experience in telecommunications sales, marketing, operations and management qualify her to serve on the Company’s Board of Directors.

Mr. Jackman has been a director since February 2002. He is currently the President of The Jackman Group, Inc., a management consulting company that he formed in 2005. In September 2001, Mr. Jackman retired from Tellabs, a communications company he had been with since 1982. Mr. Jackman served as President, Global Systems and Technology, and Executive Vice President of Tellabs since 1998 and as President of Tellabs Operations from 1993 to 1998. Prior to that, Mr. Jackman held various management positions in sales and marketing for IBM from 1965 to 1982. Commencing in January 2003, he joined the board of directors of Open Text, Inc., an enterprise content management solutions company, where he also currently serves on the Compensation Committee. Commencing January 2005 through December 2010, Mr. Jackman served on the board of directors of Keithley Instruments, a test and measurement equipment company. In total, Mr. Jackman has served on the boards of eight companies in the technology sector. In addition, Mr. Jackman served on the board of trustees of Gannon University in Erie, Pennsylvania from May 2001 to May 2010. Mr. Jackman holds a Bachelor of Arts degree in English literature from Gannon University and a Master’s degree in Business Administration from Penn State University. Mr. Jackman’s specific experience with a test and measurement equipment company as well as his extensive experience in sales, marketing and management functions with telecommunications and high tech companies, and his current and prior service on the board of directors of other companies, make him qualified to serve on the Company’s Board of Directors and as the Lead Independent Director.

Class II Directors

Mr. Sinder has been a director since December 2014. Mr. Sinder is a telecommunications industry veteran with executive and financial experience at both public and private companies. He currently works as a management consultant and private investor. Since September 2013, he has served as a member of the board of directors of Contec, LTD, a cable set-top box repair company based in New York, and as a member of the board of directors of TNCI Operating Company, LLC, a national telecommunications company based in California. Previously, he served as CEO of CoreLink Data Centers LLC from 2012-2013. Prior to his promotion to CEO, Mr. Sinder was CFO of CoreLink from 2010-2012. Mr. Sinder also served as CFO at Hostway Corporation from

2009-2010 and at Hu-Friedy Mfg. Co., Inc. from 2005-2008. From 1998-2004, he served at Focal Communications Corporation in a variety of executive and financial positions, including CFO, Treasurer, and Vice President, Corporate Development. Prior to joining Focal, Mr. Sinder held finance positions at Ameritech, MCI Communications, Telephone and Data Systems and IBM. Mr. Sinder holds a B.S. from the University of Michigan and an MBA from the University of Chicago. Mr. Sinder’s financial knowledge and expertise and his experience serving in a variety of executive and financial positions at various corporations, including as CEO, CFO and Treasurer, make him qualified to serve on the Company’s Board of Directors and Audit Committee.

Mr. Thomsen has been a director since March 2001. Mr. Thomsen served as Senior Vice President, Chief Financial Officer and Corporate Secretary at Stratex Networks, Inc. (now Aviat Networks, Inc.), a provider of wireless transmission solutions, from 1995 to 2007. At Stratex, Mr. Thomsen was responsible for worldwide financial reporting, legal and treasury functions, tax, IT, human resources and investor relations. From 1984 to 1995, Mr. Thomsen worked at Measurex Corporation, a process control systems company (now a part of Honeywell Corporation) where he served as Senior Vice President and Chief Financial Officer. From 1975 to 1983, Mr. Thomsen was employed by Ampex Corporation (now a part of Honeywell Corporation) in various senior financial positions. From May 2007 to April 2010, and beginning in April 2012 and continuing to the present, Mr. Thomsen serves as a member of the board of directors of the Cardiac Therapy Foundation of the Mid-Peninsula, a non-profit organization providing a cardiovascular wellness and rehabilitation program. Commencing in April 2013, Mr. Thomsen also serves as Chief Financial Officer of the Cardiac Therapy Foundation. From December 2009 through July 2010, Mr. Thomsen served as a member of the board of directors and the Audit Committee of SonicWALL, Inc., a developer of security solutions. Mr. Thomsen holds a Bachelor of Science degree in Business Administration from Valparaiso University and a Master’s degree in Business Administration from the University of Michigan. He is also a certified public accountant, with over 40 years of financial experience in a variety of companies and as an auditor with a public accounting firm, having started his financial career with Arthur Andersen LLP, a public accounting firm. Mr. Thomsen’s experience as a certified public accountant and chief financial officer, his past responsibilities for worldwide financial reporting and other treasury, tax and investor relations matters, as well as his prior participation on two other boards of directors, particularly on the Audit Committee, make him qualified to serve as the Chairman of the Audit Committee of the Company’s Board of Directors.

Class III Directors

Mr. Levy has been a director since March 2006. He served as a Managing Director and Global Head of Communications Technology Research at Lehman Brothers from July 1998 until September 2005. Before joining Lehman Brothers, Mr. Levy was a Director of Telecommunications Research at Salomon Brothers from March 1997 to July 1998, a Managing Director and Head of the Communications Research Team at Oppenheimer & Co. from July 1994 to March 1997, and a senior communications analyst at Hambrecht & Quist from July 1986 to July 1994. As a securities analyst for almost 20 years, Mr. Levy became proficient in analyzing business strategies and financial results, having evaluated well over 100 companies. Mr. Levy is currently a member of the board of directors and the audit committee and chairs both the compensation and governance committees of Allot Communications, a data communications provider for carriers, and also a member of the board of directors of privately held GENBAND Inc., an innovator of IP Infrastructure. From January 2006 to February 2010, he served on the board of directors of Zhone Technologies, Inc., a broadband technology company, and commencing September 2005 as a Board member of Tut Systems, Inc., a technology company providing advanced content processing and distribution products and system integration services, prior to its March 2007 acquisition by Motorola, Inc. In total, Mr. Levy has served on five boards of directors and has been a member of the Audit Committee of each company. Mr. Levy holds a Master’s degree in Business Administration and a Bachelor of Science degree in Materials Engineering from Rensselaer Polytechnic Institute. Mr. Levy provides a unique perspective to the Board of Directors, its Compensation Committee, and to its Nominating and Governance Committee which he chairs, as a result of his investment banking experience related to the telecommunications industry and his analytical skills. The Company benefits from his knowledge of financial markets, business strategies and competitive data analysis.

Mr. Marini has been a director since October 1996. Mr. Marini has been Chairman and Chief Executive Officer of Neato Robotics, a home robots company, since February 2013. He is also the founder and Managing Director of Noventi Ventures, a Silicon Valley-based early stage technology venture capital firm begun in March 2002. Mr. Marini also served as interim Chief Executive Officer of FutureTel, a digital video capture company, and as President and Chief Executive Officer of No Hands Software, an electronic publishing software company. Prior to this, Mr. Marini was the co-founder, Executive Vice President and Chief Operating Officer of Logitech, a computer peripherals company. Previously, he held technical and management positions with Olivetti and IBM. Mr. Marini has extensive and broad executive operating experience. At Neato he leads a fast growing company with complex technology products and broad worldwide sales network. At Logitech International SA he managed engineering, operations and finance as the company grew from inception to over $200M in annual revenues, effected an initial public offering and expanded manufacturing and development in North America, Asia and Europe and sales presence in over 30 countries worldwide. At FutureTel (1998-1999) and No Hands Software (1993-1994) he managed rapid product development, decisive restructuring, new markets and product entries. Over the last 15 years he has also been managing venture capital investments in technology companies. This activity entails evaluating business plans, making investment decisions, assisting management in the formulation and execution of operating plans and strategic plans involving all facets of company operations. It also includes continuous evaluation of the performance of management teams, directing management changes and helping in recruiting executives for portfolio companies. Further, it requires the identification, evaluation and execution of exit strategies, such as acquisitions by other companies or initial public offerings. He has directed investments in over 15 companies, some of which have been acquired by market leaders such as BEA Systems, Cisco, HP and Symantec. He currently serves on the board of the University of California at Davis Foundation and on the boards of several private companies, including Ecrio Inc. since March 1999; Neato Robotics, Inc. since December 2006; and Velomat S.r.l since April 2012. Other past board service included TES S.p.A. from September 1994 to January 2012; Minerva Networks, Inc. from May 2003 through March 2013; Aurora Algae, Inc. from January 2007 to August 2012; Cosmo Industrie S.p.A. from December 2007 to December 2011; Windspire Energy, Inc. beginning December 2008 through March 2012, and Lumenergi, Inc. beginning February 2008 to May 2013. Mr. Marini holds a Computer Science “Laurea” degree from the University of Pisa, Italy. Overall, Mr. Marini brings experience with a wide variety of company situations both as a general management executive and as active board member and investor. These qualifications provide a solid basis for serving as a director, and member of the Audit Committee of a technology company, dealing with issues of growth, product and marketing strategy, international expansion and merger and acquisition activities.

Dr. Singer serves as the Company’s Chief Executive Officer and Chairman of the Board, a position he has held since October 2001. Prior to that, he served as the Company’s non-executive Chairman of the Board from February 2001 until October 2001, and he has been a director of the Company since August 1999. From December 1997 to August 2000, Dr. Singer served as President and Chief Executive Officer of SAFCO Technologies, a wireless communications company. He left SAFCO in August 2000 after its sale to Agilent Technologies. From September 1994 to December 1997, he served as Vice President and General Manager of the wireless access business development division for Motorola, Inc., a communications equipment company. Prior to this period, Dr. Singer held senior management and technical positions in Motorola, Tellabs, AT&T and Bell Labs. Dr. Singer holds a Bachelor of Arts degree in psychology from the University of Michigan and a Master of Arts degree and Ph.D. in Experimental Psychology from Vanderbilt University. He served on the Standing Advisory Group for the Public Company Accounting Oversight Board and on the Advisory Board for the MMM program at Kellogg School of Business. From March 2009 until September 2010 he served on the board of directors of Westell Technologies, Inc., a leading provider of broadband products, gateways and conferencing services, and was Chair of Westell’s Compensation Committee. In 2006, Dr. Singer was appointed to the board of directors of ISCO International, a provider of spectrum conditioning solutions to wireless and cellular providers worldwide, where he also chaired the Compensation Committee until he left the board in 2007. In 2012, he was elected to the board of directors of Multiband Corporation, and served as Chair of the Compensation Committee until the sale of Multiband last year. Dr. Singer is a member of the Economic Club of Chicago. Dr. Singer has 8 patents in telecommunications and is the author of several essays on the telecommunications industry and technology competitiveness. He provides expertise in business strategy, intellectual property, strategic alliances and business technology.

PROPOSAL #2

ADVISORY VOTE TO APPROVE THE COMPANY’S

NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act and related SEC rules, the Board of Directors is requesting that the stockholders approve, on a non-binding, advisory basis, the following resolution relative to the compensation of the Company’s named executive officers:

“RESOLVED, that the stockholders hereby APPROVE the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion disclosed in this proxy statement.”

The compensation of the Company’s named executive officers is described in the Compensation Discussion and Analysis section of this proxy, including the compensation tables that accompany the narrative. The overall objectives of the executive compensation program is to provide incentives to motivate the Company’s executive officers and key managers to perform to the best of their abilities and to closely align their interests with those of the Company’s stockholders, with the objective of enhancing stockholder value and promoting long-term, sustainable growth. A significant portion of each named executive officers’ overall compensation is performance-based and tied to the achievement of defined goals, with short-term incentive payments made in cash and long-term incentive payments made in restricted stock.

The proposal to approve the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the shares of common stock present, represented and entitled to vote at the annual meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as being present and entitled to vote for purposes of Proposal #2 and, therefore, will have the same effect as a vote against Proposal #2. Because this vote is advisory, it will not be binding on the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee will carefully evaluate the voting results and take them into account when considering future executive compensation matters.

The Board of Directors recommends a vote “FOR” approval of the Company’s named executive officer compensation, as disclosed in this proxy statement.

PROPOSAL #3

APPROVAL OF THE 1997 STOCK PLAN

AS AMENDED AND RESTATED

The stockholders are being asked to approve an amendment and restatement of the PCTEL, Inc. 1997 Stock Plan (the “Stock Plan”), including an increase in the number of shares reserved for issuance under the Stock Plan and certain other amendments as described below. The Board of Directors has approved the proposed amendment and restatement of the Stock Plan, subject to, and effective as of, approval from the stockholders at this 2015 annual meeting. If the stockholders approve the amendment and restatement of the Stock Plan, to be thereafter known as the PCTEL, Inc. Stock Plan, it will replace the current version of the Stock Plan. If the stockholders do not approve the Stock Plan, the current 1997 Stock Plan will remain in effect through the remainder of its term or until such earlier time as the remaining shares available for grants have been granted. Approval of the Stock Plan requires the affirmative vote of the holders of a majority of the shares of the company’s common stock that are present in person or by proxy and entitled to vote at this 2015 annual meeting.

The Board of Directors believes that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. The Board of Directors believes that plans such as the Stock Plan increase the company’s ability to achieve this objective, especially, in the case of the Stock Plan, by allowing for several different forms of long-term incentive awards, which the Board of Directors believes will help the company to recruit, reward, motivate and retain talented personnel. Substantially all shares remaining available for grants under the Stock Plan have been committed to awards under various incentive programs, and without additional shares, the company would not be able to provide incentives to its key personnel in 2015 and subsequent years.

The Stock Plan is also designed to allow the company to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Stock Plan, provided, however that the Compensation Committee retains the authority to make nondeductible awards to the extent it finds them necessary and appropriate. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. By approving the Stock Plan, the stockholders will be approving, among other things, eligibility requirements for participation in the Stock Plan, performance measures upon which specific performance goals applicable to certain awards would be based, limits on the numbers of shares or compensation that could be made to participants, and the other material terms of the awards described below.

Changes Being Made to the Plan

The following is a summary of the material changes being made to the Stock Plan:

•

Stockholders are being asked to approve an increase of 3,573,981 shares of common stock to be authorized for issuance under the Stock Plan. The Stock Plan as amended provides that the maximum number of shares that may be issued under the Stock Plan after the effective date of the amendment is equal to the sum of (i) 3,573,981 shares, plus (ii) any shares returned to the Stock Plan on or after the date of approval of the amendment and restatement of the 1997 Stock Plan as a result of the lapsed awards, plus (iii) any remaining shares available for grant under the 1997 Stock Plan as of the effective date of the amendment. As of March 31, 2015, the maximum aggregate number of shares available under the 1997 Stock Plan for future grants was 2,044,432. In addition, under the 1997 Stock Plan there were an aggregate of 317,928 unvested restricted shares outstanding and outstanding options to purchase 1,463,840 shares. The weighted average exercise price of these options is $7.84 and the weighted average remaining term is 4.07 years. Substantially all of the shares that remain available for grants under the

1997 Stock Plan have already been committed to awards under various incentive programs. Additional shares being requested are necessary to enable the company to continue making planned awards in 2015 and subsequent years.

•	The Stock Plan provides that to the extent options or stock appreciation rights granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and to the extent that any shares of restricted stock, restricted stock units, performance shares/units or dividend equivalents payable in shares are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such awards shall again be available for purposes of the Plan. Shares surrendered in payment of the exercise price of an option and shares withheld or surrendered for payment of taxes shall not be available for re-issuance under the Stock Plan. If stock appreciation rights are exercised and settled in shares, the full number of shares subject to the stock appreciation rights will be considered issued under the Stock Plan, without regard to the number of shares issued upon settlement of the stock appreciation rights. Awards that are settled in cash in accordance with an award agreement will not count against the share reserve under the Stock Plan. The lapsed share provisions apply to determine the aggregate number of shares available for grants and not for purposes of determining the maximum number of shares that may be granted to any participant under the Stock Plan. Shares repurchased by the company on the open market with the proceeds of the exercise of options may not again be made available for issuance under the Plan.

•	The Stock Plan will require all awards granted under this plan to be subject to a minimum one year vesting from the date of grant. The Committee may, however, accelerate vesting without regard to the minimum period to the extent it deems appropriate. Further, up to 5% of the Shares reserved for grants under the Stock Plan would be available for grants without regard to the minimum vesting requirement.

The Board of Directors believes strongly that the approval of the amended and restated PCTEL Stock Plan is essential to the company’s continued success. In particular, the Board of Directors believes that the company’s employees are its most valuable assets and that the awards permitted under the Stock Plan are vital to the company’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which the company competes. Such awards also are crucial to the company’s ability to motivate employees to achieve its goals.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of the shares of PCTEL common stock present or represented by proxy and entitled to vote at the annual meeting will be required to approve this proposal.

The Board of Directors recommends that stockholders vote “FOR” the adoption of the Stock Plan, as amended and restated.

Summary of the Stock Plan, as Amended and Restated

The following is a summary of the principal features of the amended and restated Stock Plan and its operation. The summary is qualified in its entirety by reference to the Stock Plan itself set forth in Appendix A.

The Stock Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, (v) performance shares, (vi) performance units, (vii) dividend equivalents, and (viii) other stock or cash awards. Each of these is referred to individually as an “Award.” Those who will be eligible for Awards under the Stock Plan include employees, directors and consultants who provide services to PCTEL and its affiliates. As of April 15, 2015, approximately 200 employees, directors and consultants were eligible to participate in the Stock Plan.

Number of Shares of Common Stock Available Under the Stock Plan.    The maximum aggregate number of shares that may be awarded and sold under the Stock Plan after the effective date of the amendment and restatement is equal to the sum of (i) 3,573,981 shares, plus (ii) any shares returned to the Stock Plan on or after the date of approval of the amendment and restatement of the Stock Plan as a result of the Stock Plan’s lapsed share Awards, plus (iii) any remaining shares that would have been available for grant under the Stock Plan as of the effective date of the amendment. The shares may be authorized, but unissued, or reacquired common stock.

Shares subject to Awards other than options or stock appreciation rights will count against the Stock Plan’s share reserve as 1.78 shares for each share subject to such award. If shares acquired pursuant to Awards other than options or stock appreciation rights are forfeited or would otherwise return to the share reserve as described above, then 1.78 times the number of shares forfeited will return to the share reserve.

If PCTEL declares a stock dividend or engages in a reorganization or other change in its capital structure, including a merger, the Board of Directors will proportionately adjust (i) the shares covered by an outstanding Award, (ii) the number of shares available for issuance under the Stock Plan, (iii) the number and price of shares subject to outstanding Awards, and (iv) the number of shares specified as per-person limits on Awards, as appropriate, to reflect the change.

Minimum Vesting of Awards.    All Awards granted under the Stock Plan will vest over a period that is no less than one year from the date of grant. The Committee may, however, accelerate vesting without regard to the minimum period in the event of a Participant’s death, disability, change in control or a change in capitalization of the company. Further, up to 5% of the Shares reserved for grants under the Stock Plan would be available for grants without regard to the minimum vesting requirement.

Administration of the Stock Plan.    The Board of Directors or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board of Directors will administer the Stock Plan. To make grants to certain of the officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934. The committee members must also qualify as “outside directors” under Section 162(m) (so that PCTEL can receive a federal tax deduction for certain compensation paid under the Stock Plan). Subject to the terms of the Stock Plan, the Board of Directors or its committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and to interpret the provisions of the Stock Plan and outstanding Awards. The Board of Directors or other committee administering the Stock Plan is referred to below as the “Administrator.”

Notwithstanding the foregoing, the Administrator may not modify or amend an option or stock appreciation right to reduce the exercise price of such option or stock appreciation right after it has been granted (except pursuant to the Stock Plan’s adjustment provisions described above) nor may the Administrator cancel any outstanding option or stock appreciation right and replace it with any other Award with a lower exercise price, unless, in either case, such action is approved by the PCTEL stockholders. Also, if approved in advance by PCTEL’s stockholders, the Administrator may offer to buy out an option or a stock appreciation right.

Notwithstanding anything in the Stock Plan to the contrary, the Administrator may allow a program where participants may voluntarily surrender existing options without consideration and such participants will remain eligible to receive their respective ordinary course equity grants in the next grant cycle. Any shares subject to such a voluntary surrender program will not become available for future grant or sale under the Stock Plan.

Options.    The Administrator is able to grant nonstatutory stock options and incentive stock options under the Stock Plan. The Administrator determines the number of shares subject to each option, although the Stock Plan provides that a participant may not receive options for more than 300,000 shares in any fiscal year, except in connection with his or her initial service as an employee, in which case he or she may be granted an option to purchase up to an additional 150,000 shares.

The Administrator determines the exercise price of options granted under the Stock Plan, provided the exercise price must be at least equal to the fair market value of the common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of outstanding PCTEL stock must be at least 110% of the fair market value of the common stock on the grant date.

For grants occurring on or following the approval of the amendment and restatement of the Stock Plan, the term of an option may not exceed 7 years, except that, with respect to any participant who owns 10% of the voting power of all classes of the company’s outstanding capital stock, the term of an incentive stock option may not exceed 5 years.

After a termination of service with PCTEL, a participant will be able to exercise the vested portion of his/her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his/her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability.

Stock Appreciation Rights.    The Administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. PCTEL can pay the appreciation in either cash or shares of common stock. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the Stock Plan. The Administrator, subject to the terms of the Stock Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the Stock Plan, provided, however, that the exercise price will not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed 7 years. No participant will be granted stock appreciation rights covering more than 300,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 150,000 shares in connection with his or her initial service as an employee with PCTEL or its affiliates.

After termination of service with PCTEL, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than cause, death, or disability, and (ii) twelve months following his or her termination due to death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock.    Restricted stock is shares of PCTEL common stock which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance goals, or on the passage of time subject to the participant’s continued service as an employee with PCTEL. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. On the date set forth in the Award agreement, the restricted stock for which restrictions have not lapsed will revert to PCTEL and again will become available for grant under the Stock Plan.

The Award agreement will generally grant PCTEL a right to repurchase or reacquire unvested shares upon the termination of the participant’s service with PCTEL for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 150,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 75,000 shares of restricted stock in connection with his or her initial service as an employee with PCTEL or its affiliates.

Restricted Stock Units.    Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes are satisfied. For example, the Administrator may set restrictions based on the achievement of specific performance goals. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. Restricted stock units that are fully paid in cash will not reduce the number of shares available for grant under the Stock Plan. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to PCTEL.

The Administrator determines the number of restricted stock units granted to any participant, but during any fiscal year of PCTEL, no participant may be granted more than 150,000 restricted stock units, except that the participant may be granted up to an additional 75,000 restricted stock units in connection with his or her initial employment with PCTEL or its affiliates.

Performance Units and Performance Shares.    The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. The Administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Notwithstanding the foregoing, after the grant of performance units or shares, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares.

During any fiscal year, no participant will receive performance units having an initial value greater than $500,000. In addition, no participant will receive more than 150,000 performance shares during any fiscal year, except that a participant may be granted up to an additional 75,000 performance shares in connection with his or her initial employment with PCTEL. Performance units and performance shares will have an initial value equal to the fair market value of a share of the company’s common stock on the date of grant.

Dividend Equivalents.    The Administrator may, in its discretion, include in any award agreement a dividend equivalent right entitling the participant to receive amounts equal to the dividends that would be paid, during the time any such Award is outstanding, on the shares of common stock covered by such Award as if such shares were then outstanding. Dividend equivalents on a share of common stock will not be paid to a participant before the vesting date for the share. The recipient of a dividend equivalent right will have only the rights of a general unsecured creditor until payment of such amount is made as specified in the applicable Award agreement.

Performance Goals.    At the time of grant, the Committee may designate Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the Stock Plan as performance-based compensation intended to satisfy the requirements of Section 162(m) with respect to certain officers and key employees of the company. Within the maximum period after the beginning of a performance period, the Committee will specify in writing the length of the performance period (not shorter than one calendar quarter), the types of Awards to be issued, the performance goals and their targeted level of achievement and any other terms of Awards applicable for the Performance Period. The extent to which any Awards will be paid out will be based solely on the degree of achievement of the objective performance goals. The performance goals will be based on one or more performance measures, including: cash flow; cash position; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; economic profit; economic value added; equity or stockholder’s equity; market share; net income; net profit; net sales; operating earnings; operating income; profit before tax; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; return on equity; return on net assets; return on sales, revenue, sales growth; or total return to stockholders. The performance goals may be used to measure the performance of PCTEL as a whole or any of its affiliates or business units; may be measured in absolute terms or in incremental increases or relative to a peer group or index; and may be assigned different weights for different business segments or groups of participants. At the time the performance goals are established, the Committee will specify the manner in which the performance measures will be calculated and, in doing so, may include or exclude the impact of certain specified events from the calculation (e.g., asset acquisitions, asset write-downs, litigation or claim judgments or settlements). The performance goals may differ from participant to participant and from Award to Award. Before any payment of an award is made, the Committee will certify in writing the level of achievement of the performance goals and satisfaction of any other material terms of the award.

Awards to Outside Directors.    Generally, on the date one first becomes a non-employee director (“Outside Director”), such Outside Director will automatically receive restricted stock with an aggregate fair market value determined by the Board in its discretion, unless applicable law requires shareholder approval. Subsequently, on the date of each annual meeting, each Outside Director receives a grant of restricted stock with an aggregate fair market value determined by the Board in its discretion, unless applicable law requires shareholder approval, subject to either re-election to the board at such meeting or continued service as a director. Outside directors who serve as members or chairs of committees receive additional service awards of restricted stock with aggregate fair market value determined by the Board in its discretion, unless applicable law requires shareholder approval. The terms of automatic awards to Outside Directors are as follows: (a) first awards vest annually over 3 years, subject to continued service as a director and (b) subsequent awards and additional service awards are not subject to any time-based or other similar restrictions.

Transferability of Awards.    Awards granted under the Stock Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant. The Stock Plan prohibits the implementation of an award transfer program without the consent of the stockholders.

Change in Control.    In the event of a change in control of PCTEL, absent any contractual agreement to the contrary, each outstanding Award, other than Awards that vest or are paid-out based upon the satisfaction of performance goals, will be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the Awards, the participant will fully vest in and have the right to exercise all of his/her outstanding non-performance based Awards, including shares as to which such Awards would not otherwise be vested or exercisable, and all non-performance based restrictions on restricted stock will lapse. With respect to any restricted stock, restricted stock unit, performance share, performance unit or other performance-based Award which is not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. If the change in control occurs during a performance period, the participant will receive a pro-rated amount of the performance-based Award based on the amount of time he/she was a service provider during the performance period before the change in control. If an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change in control, the Administrator will notify the participant in writing or electronically that the Award will be fully vested and exercisable for 15 days from the date of such notice, and the Award will terminate upon the expiration of such period.

With respect to Awards granted to Outside Directors, in the event of a change in control of PCTEL, the Outside Director will fully vest in and have the right to exercise all of his or her Awards, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. Each Outside Director will receive payment of a pro-rated amount of the performance shares, performance units, or other performance-based Award that would have actually been earned had the Outside Director remained a service provider through the end of the performance period based on the amount of time the Outside Director was a service provider during the performance period before the change in control. The prorated amount will be paid out within 30 days after the consummation of the change in control.

Amendment and Termination of the Stock Plan.    The Administrator will have the authority to amend, alter, suspend or terminate the Stock Plan, except that stockholder approval will be required for any amendment to the Stock Plan to the extent required by any applicable laws. No amendment or termination of the Stock Plan will impair the rights of any participant under the Awards that were made before and are outstanding as of the date of the amendment or termination, unless mutually agreed otherwise between the participant and the Administrator in writing signed by the participant and PCTEL. The Stock Plan will terminate in 2025, unless the Administrator or the Board of Directors terminates it earlier. No Awards will be issued after the Stock Plan’s suspension or termination, but previous Awards may extend beyond such date in accordance with their terms.

Number of Awards Granted to Employees, Consultants and Directors

The number of Awards that an employee, director or consultant may receive under the Stock Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (a) the aggregate number of shares of common stock subject to Awards granted under the Stock Plan during the last fiscal year, and (b) the average per share exercise price or value of such Awards. As of April 16, 2015, the closing price of PCTEL’s common stock on the NASDAQ Global Market was $7.32 per share.

Awards Granted for the Fiscal Year Ended December 31, 2014

Name of Individual or Group	Number of Options Granted	Average Per Share Exercise Price ($)	Number of Shares of Restricted Stock	Grant Date Value of Shares of Restricted Stock ($)
Martin H. Singer, Chairman of the Board and Chief Executive Officer	—	—	28,000	237,160
John W. Schoen, Senior Vice President, Chief Financial Officer and Corporate Secretary	—	—	14,000	118,580
Jeffrey A. Miller, Senior Vice President and General Manager, Site Solutions	—	—	18,000	152,460
David A. Neumann, Vice President and General Manager, RF Solutions	—	—	23,000	194,810
Anthony Kobrinetz, Vice President, Site Solutions Operations and CTO	—	—	15,000	127,500
All Named Executive Officers as a group	—	—	98,000	830,060
All Directors that are not Named Executive Officers	—	—	44,960	354,931
All Employees that are not Named Executive Officers	25,800	8.19	420,450	3,535,682

Certain Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and PCTEL of Awards granted under the Stock Plan. Tax consequences for any particular individual may be different.

Incentive Stock Options.    A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, PCTEL will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by PCTEL for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options.    Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income equal to the amount by which the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to PCTEL with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights.    In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares of PCTEL common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock.    A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards.    There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards.    A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or non-restricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Dividend Equivalent Awards.    A participant generally will recognize ordinary compensation income each time a dividend is paid pursuant to the dividend equivalent rights Award equal to the fair market value of the dividend received. If the dividends are deferred, additional requirements must be met to ensure that the dividend is taxable upon actual delivery of the shares, instead of the grant of the dividend.

Tax Effect for PCTEL.    PCTEL generally will be entitled to a tax deduction in connection with an award under the Stock Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance.

Section 409A.    Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Stock Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND PCTEL WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE STOCK PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

PROPOSAL #4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP, an independent registered public accounting firm, to audit the Company’s financial statements for the fiscal year ending December 31, 2015. This appointment is being presented to the stockholders for ratification at the 2015 annual meeting of stockholders.

Before selecting Grant Thornton LLP as the independent registered public accounting firm for the Company for fiscal year 2015, the Audit Committee carefully considered the firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that Grant Thornton LLP’s independence will not be impaired.

Grant Thornton LLP has been conducting independent audits of the Company’s financial statements since May 2006. Representatives of Grant Thornton LLP are expected to be present at the 2015 annual meeting of stockholders. They will have the opportunity to address the audience at the meeting, and will be available to answer appropriate questions from stockholders.

Summary of Fees

The following table summarizes the aggregate fees billed to the Company by Grant Thornton LLP for the Company’s 2014 and 2013 fiscal years:

Type of Fees	Fiscal Year 2014 ($)	Fiscal Year 2013 ($)
Audit Fees (1)	687,218	699,200
Audit-Related Fees (2)	10,700	10,593
All Other Fees (3)	206,118	—

Total Fees	904,436	709,793

(1)	Audit Fees — These are fees for professional services for fiscal years 2014 and 2013. The professional services provided included auditing the Company’s annual financial statements, reviewing the Company’s quarterly financial statements and other services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees” above. For fiscal years 2014 and 2013, these fees related to auditing the Company’s 401(k) and profit sharing plan.

(3)	All Other Fees — These are fees for permissible services that do not fall within the above categories. For fiscal year 2014, $179,868 of these fees related to due diligence services associated with the Company’s acquisition activities.

Pre-Approval of Independent Auditor Services and Fees

The Audit Committee reviewed and pre-approved all audit and non-audit fees for services provided to the Company by Grant Thornton LLP and has determined that the firm’s provision of such services to the Company during fiscal year 2014 is compatible with and did not impair Grant Thornton LLP’s independence. It is the practice of the Audit Committee to consider and approve in advance all auditing and non-auditing services provided to the Company by the independent registered public accounting firm in accordance with the applicable requirements of the SEC.

Vote Required and Recommendation

Stockholder ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company is not required by the Company’s bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. The affirmative vote of the holders of a majority of the shares of common stock present, represented and entitled to vote at the annual meeting, will constitute ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm under Proposal #4. Abstentions will be counted as present and entitled to vote for purposes of Proposal #4 and, therefore, will have the same effect as a vote against Proposal #4. Notwithstanding the selection by the Audit Committee of Grant Thornton LLP or stockholder ratification of that selection, the Audit Committee may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and the stockholders. If the selection of Grant Thornton LLP is not approved at the annual meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

The Board of Directors recommends that stockholders vote “FOR” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Board and Committee Meetings

The Board of Directors held a total of 5 meetings during fiscal 2014.

The Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The members of each of the committees are listed in the table below. Each member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee meets the applicable SEC and NASDAQ independence requirements. The Board of Directors has determined that Mr. Thomsen qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC, and that all members of the Audit Committee meet the NASDAQ financial literacy requirements. During 2014, each of the directors, other than Mr. Sinder, who became a director in December 2014, attended at least 75% of the total number of meetings of the Board of Directors and any committee on which such director served.

Committee	Members During Fiscal 2014	Committee Functions	Date Current Written Charter Adopted	Meetings Held in Fiscal 2014
Audit	Carl A. Thomsen (Chair) Steven D. Levy Giacomo Marini	• Selects the independent auditors • Oversees the internal financial reporting and accounting controls • Consults with and reviews the services provided by independent auditors • Identifies high-risk behaviors that potentially imperil the underlying value of the Company	Originally adopted August 1999; last amended September 2010	9

Compensation	Brian J. Jackman (Interim Chair) Cindy K. Andreotti Carolyn Dolezal[1]	• Reviews and makes recommendations to the Board of Directors regarding the compensation and benefits of the Chief Executive Officer • Reviews and approves compensation and benefits of the named executive officers other than the Chief Executive Officer and reviews compensation and benefits of the other executive officers and key managers • Establishes and reviews general policies relating to the compensation and benefits of the employees • Balances the portion of executive compensation tied to achievement of performance goals with managing overall enterprise risk	Originally adopted August 1999; last amended March 2013	8

Nominating and Governance	Steven D. Levy (Chair) Cindy K. Andreotti Brian J. Jackman	• Assists the Board of Directors in identifying and selecting prospective director nominees for the annual meeting of stockholders • Reviews and makes recommendations on matters regarding corporate governance, composition of the Board of Directors, evaluation and nominations, committees of the Board of Directors and conflicts of interest • Oversees and coordinates the risk management activities of the Company • Establishes, maintains and improves corporate governance guidelines	Originally adopted February 2004; last amended September 2010	4

(1)	Ms. Dolezal served as a director and as Chair of the Compensation Committee through September 26, 2014, when she resigned from the Board of Directors in order to accept her current position as the Company’s Vice President, Strategy and Chief Marketing Officer.

A copy of each charter for the committees of the Board of Directors is available on the website located at www.pctel.com under the “About Us” menu in the “Corporate Governance” section under the caption “Essential Governance Documents.”

Board Leadership Structure

The members of the Board of Directors believe that their familiarity with the Company, their insight into the industries in which the Company is engaged, and their knowledge of the challenges and opportunities arising in this evolving economy place the Board of Directors in the best position to determine the optimal leadership structure for the Company. The Board of Directors has determined that combining the roles of Chairman of the Board and Chief Executive Officer is the optimal structure for the Company at this time. Mr. Singer, who currently fills both roles, commenced his involvement with the Company as a Director on the Company’s Board in 1999, became the non-executive Chairman of the Board in February 2001, and subsequently became the Chief Executive Officer in October 2001. The Board of Directors believes that the stockholders are best served by Mr. Singer fulfilling both roles, thereby unifying the leadership and direction of the Board with the management of the Company, and enabling the Company to move decisively to meet challenges and maximize opportunities for growth. The Board of Directors maintains independent and effective oversight of the Company’s business through the strong leadership provided by the Lead Independent Director (as defined in the immediately succeeding paragraph) and the Board committees, and through the composition of the Board, with all directors other than the Chairman being independent directors.

Mr. Jackman is currently the lead independent director of the Board of Directors (“Lead Independent Director”). As Lead Independent Director, his principal responsibilities are (i) working with the Chairman and Chief Executive Officer and the other members of the Board of Directors to set the agenda for each meeting of the Board of Directors, (ii) serving as a liaison for communications between the Board of Directors and the Chief Executive Officer, (iii) acting as the chair for executive sessions held at regularly scheduled meetings of the Board of Directors, and (iv) consulting with the General Counsel regarding communications received from the stockholders.

Independence

Currently the Board of Directors has seven members. The Board of Directors has determined that the six non-employee directors are “independent directors” based on the NASDAQ and SEC standards for independence. Only independent directors may serve on the Audit, Compensation and Nominating and Governance Committees.

In determining the independence of the directors, the Board of Directors affirmatively determines whether a non-employee director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In coming to that decision, the Board of Directors is informed of the NASDAQ and SEC rules that disqualify a person from being considered as independent, considers the responses to an annual questionnaire from each director, and reviews the applicable standards with each member of the Board of Directors.

Risk Management

While the executive officers of the Company are responsible for the day-to-day management of the material risks facing the Company, the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its oversight role, the Board of Directors has the responsibility to determine whether the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the full Board of Directors in setting the Company’s business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for the Company. The Board of Directors has assigned to the Nominating and Governance Committee the responsibility of working with Company management to identify, assess, and quantify risks facing the Company in order to create meaningful but cost-effective strategies to manage the Company’s most significant risks. The Nominating and Governance Committee updates the full Board of Directors at the quarterly Board meetings regarding its efforts to manage enterprise risks and reports extensively on these efforts at the joint annual meeting of the Audit and Compensation Committees. The Board also regularly receives updates from management regarding certain of the significant risks facing the Company, including litigation and various operating risks.

In addition to the Nominating and Governance Committee’s overall enterprise risk management efforts, each committee of the Board of Directors oversees certain aspects of enterprise risk management. For example, the Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the audit process, the adequacy of internal controls over financial reporting, and disclosure controls and procedures. The Compensation Committee oversees risks related to the compensation policies and practices. In its oversight, the Compensation Committee examines whether the compensation practice is consistent with the Compensation Committee’s responsibilities (as set forth in “Compensation Discussion and Analysis — Responsibilities of the Compensation Committee”) and its philosophy (as set forth in “Compensation Discussion and Analysis — Compensation Philosophy”) and is aligned with the Company’s goals and risk tolerance. In evaluating the compensation policies and practices, the Compensation Committee seeks advice and data regarding the Company’s peer group from its independent compensation consultant. In addition to its role in working with management in the overall enterprise risk mitigation efforts, the Nominating and Governance Committee oversees governance related risks, such as board independence and conflicts of interest, as well as management and director succession planning. The committees report their findings to the full Board of Directors.

At its most recent joint meeting of the Audit and Compensation Committees, the members of both Committees reviewed risks applicable to the Company, focusing on vendor risk, human resources risk and cyber risk, and discussed ways to mitigate those risks. The NEOs (as identified in “Compensation Discussion and Analysis—Named Executive Officers”) and certain other executive officers attend Board of Directors and committee meetings as needed, and are available to address any questions or concerns raised by the Board on risk management-related matters.

Director Nomination Process

Stockholder Recommendation and Nominations.    It is the policy of the Nominating and Governance Committee to consider director candidates recommended by the stockholders holding on the date of submission of such recommendation at least 1% of the then-outstanding shares of PCTEL common stock continuously for at least 12 months prior to such date.

Stockholders desiring to recommend a candidate for election to the Board of Directors should send their recommendation in writing to the attention of the Corporate Secretary, at the Company’s office located at 471 Brighton Drive, Bloomingdale, Illinois 60108. This written recommendation must include the information and materials required by the bylaws as well as the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company within the last three years and evidence of the required ownership of PCTEL common stock by the recommending stockholder. A copy of the Company’s bylaws is available upon written request to the Corporate Secretary at the address provided above. For a description of the advance notice provision of the Company’s bylaws, see “Deadline for Receipt of Stockholder Proposals and Nominations for 2016 Annual Meeting of Stockholders” immediately following the “Questions and Answers” section above. Additional information regarding stockholder recommendations for director candidates is set forth in the document entitled “Policies and Procedures for Director Candidates” available at www.pctel.com under the “About Us” menu in the “Corporate Governance” section under the caption “Essential Governance Documents.”

Identifying and Evaluating Nominees for Director.    The Nominating and Governance Committee uses the following procedures for identifying and evaluating any individual recommended or offered for nomination to the Board of Directors:

•	The Committee considers candidates recommended by stockholders in the same manner as candidates recommended by other sources; and

•	The Committee considers the following factors in its evaluation of candidates:

-	The current size and composition of the Board of Directors;

-	The needs of the Board of Directors and its committees;

-	The candidate’s judgment, independence, character, integrity, age, education, area of expertise, knowledge of the telecommunications industry, experience with businesses and other organizations of comparable size, diversity, length of service and potential conflicts of interests;

-	Skills which are complementary to those of the existing members of the Board of Directors; and

-	Other factors that the Committee considers appropriate.

The Nominating and Governance Committee requires the following minimum qualifications to be satisfied by any candidate recommended or offered for nomination to the Board of Directors:

•	The highest personal and professional ethics and integrity;

•	Proven achievement and competence in the candidate’s field and the ability to exercise sound business judgment;

•	The ability to assist and support management and make significant contributions to the Company’s success; and

•	An understanding of the fiduciary responsibilities that are required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Diversity

In addition to the qualifications set forth above, in evaluating the suitability of candidates for the Board of Directors, the Nominating and Governance Committee considers the diversity of the candidates, and of the Board of Directors as a whole, based on factors such as business background, experience and potential contributions to the Board of Directors. The Nominating and Governance Committee seeks to ensure that the Board of Directors is comprised of individuals with experience in industries that are complementary to the Company’s business and individuals with financial and accounting experience in order to bring diverse business experience, knowledge and perspectives to the Board of Directors.

Compensation of Directors

Cash and Stock Compensation.    The non-employee directors received an annual cash retainer of $25,000 and shares of common stock with value equivalent to $35,000 covering the period from the 2014 annual meeting until this 2015 annual meeting. The non-employee directors also received $1,500 per Board meeting attended (unless the Board meeting was conducted by teleconference, in which case directors received $1,000 for each telephonic meeting in which they participated) and $1,000 per committee meeting attended. In addition, the non-employee directors received the following additional shares of common stock:

•	the chair of the Audit Committee received shares of common stock with value equivalent to $10,000;

•	the chair of the Compensation Committee received shares of common stock with value equivalent to $10,000;

•	the chair of the Nominating and Governance Committee received shares of common stock with value equivalent to $7,000;

•	each other non-employee member of any of the foregoing committees received shares of common stock with value equivalent to $5,000; and

•	the Lead Independent Director received shares of common stock with value equivalent to $10,000.

All the grants of common stock to the non-employee directors, as described above, were awarded on the date of the annual meeting (i.e., June 11, 2014) and have no vesting period. The number of shares granted was based on the total dollar value divided by the closing price of PCTEL common stock as presented by NASDAQ on the date of grant.

In addition to the above-referenced grants, new non-employee directors receive a one-time grant of restricted shares equivalent to $50,000 based upon the closing price of PCTEL common stock as represented by NASDAQ as of the first date of service, which vests in equal annual installments over three years.

Reimbursements.    Each of the non-employee directors is reimbursed for all reasonable out of pocket expenses incurred in connection with his or her service on the Board of Directors.

Non-Employee Directors’ Compensation for the Fiscal Year Ended December 31, 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Stock Options Awards ($)	All Other Compensation(2) ($)	Total ($)
Cindy K. Andreotti	42,000	44,995	—	818	87,813
Carolyn Dolezal (3)	35,500	44,995	—	683	81,178
Brian J. Jackman	42,000	54,997	—	3,900	100,897
Steven D. Levy	39,500	46,997	—	—	86,497
Giacomo Marini	39,000	39,994	—	2,603	81,597
M. Jay Sinder (4)	12,500	70,000	—	—	82,500
Carl A. Thomsen	39,000	44,995	—	—	83,995

(1)	The values shown reflect the fair market value of the award on the grant date. For a discussion of the valuation assumptions, see note 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014. The stock award for Mr. Sinder reflects the one-time grant of restricted shares equivalent to $50,000 received by new non-employee directors and partial grants for board and committee membership for the current year.

(2)	Ms. Andreotti and Ms. Dolezal received dividends on unvested common stock awards. Mr. Jackman and Mr. Marini exercised stock options with gain in the amounts reflected in the table.

(3)	Ms. Dolezal resigned as a director on September 26, 2014 and on October 1, 2014 joined the Company as VP, Strategy and Chief Marketing Officer.

(4)	Mr. Sinder was appointed to the Board on December 5, 2014.

Director Stock Ownership Guidelines

The Board of Directors believes that ownership of PCTEL common stock by directors demonstrates to the stockholders their commitment to the Company and optimism for its future. Accordingly, in September 2011, the Board of Directors adopted a policy that requires each director to achieve ownership of PCTEL common stock with a value equal to three times the annual cash retainer paid by the Company to the Directors for their service on the Board. The directors serving on the Board of Directors at the time of the adoption of the Director Stock

Ownership Guidelines (“Guidelines”) had three years (i.e., until September 2014) to achieve compliance with the Guidelines, and directors joining the Board of Directors after adoption of the Guidelines have five years from their inception to achieve compliance. All of the Directors to whom the September 2014 deadline for compliance applies achieved compliance with the Guidelines.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with the independent directors may do so by sending an e-mail message to the General Counsel at general.counsel@pctel.com. The General Counsel monitors these communications, consults with the Lead Independent Director, and provides a summary of messages received to the Board of Directors at its regularly scheduled meetings. Where the nature of the communication warrants, the General Counsel may obtain more immediate attention of the matter from the appropriate committee, Lead Independent Director, independent advisors, or management. The General Counsel, in consultation with the Lead Independent Director, may decide whether a response to any stockholder communication is necessary.

Attendance at the Annual Meeting of Stockholders

All directors are welcome to attend the 2015 annual meeting of stockholders. At the 2014 annual meeting of stockholders, Ms. Andreotti, Ms. Dolezal, and Mr. Jackman were in attendance.

Code of Ethics

The Company’s Code of Ethics and Business Conduct (the “Code of Ethics”) applies to all employees and directors of the Company and its subsidiaries. The Code of Ethics, which provides guidance and standards for maintaining ethical behavior, requires that employees and directors comply with applicable laws and regulations, and prohibits conflicts of interests. The Company also has made available an ethics hotline for anonymously reporting violations of the Company’s policies and procedures. The Code of Ethics is posted on the Company’s website at www.pctel.com under the “About Us” menu in the “Corporate Governance” section under the caption “Essential Governance Documents.” Any approved revisions to the Code of Ethics will be posted on the Company’s website.

Compensation Committee Interlocks and Insider Participation

During 2014, none of Ms. Andreotti, Ms. Dolezal or Mr. Jackman was an officer or employee of the Company while serving as a member of the Compensation Committee. In addition, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. Ms. Dolezal served as a director and as Chair of the Compensation Committee through September 26, 2014, when she resigned from the Board of Directors in order to accept her current position as the Company’s Vice President, Strategy and Chief Marketing Officer.

Under the Company’s insider trading policy insiders are prohibited from trading in PCTEL common stock while in possession of material non-public information. To obviate the possibility of hedging the economic risk of ownership, this prohibition extends to trading in derivative securities of the Company, including any put or call options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of PCTEL common stock as of April 16, 2015 by:

•	Each stockholder known by PCTEL to beneficially own more than 5% of PCTEL common stock;

•	Each PCTEL director, including director nominees;

•	Each Section 16 reporting officer; and

•	All of PCTEL’s directors and Section 16 reporting officers as a group, including director nominees.

Beneficial ownership is determined based on the rules of the SEC. Percent of beneficial ownership is based upon 18,715,677 shares of common stock outstanding as of April 16, 2015. In addition, options for shares of common stock that are exercisable as of April 16, 2015 or will become exercisable on or before June 15, 2015 (60 days subsequent to April 16) are treated as outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of such person and are listed below under the “Number of Shares Underlying Options” column, but those option shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the Company believes that the stockholders listed below have sole voting or investment power with respect to all shares listed beside each stockholder’s name, subject to applicable community property laws.

Shares Outstanding as of 4/16/15	18,715,677
Beneficial Owners	Number of Shares Beneficially Owned	Number of Shares Underlying Options	Total Shares Beneficially Owned	Percent of Shares Beneficially Owned (%)
5% Stockholders
Ariel Investments, LLC, 200 E. Randolph Dr., Suite 2900, Chicago, IL 60601(1)	2,986,847	—	2,986,847	15.96%
The Killen Group, 1189 Lancaster Ave., Berwyn, PA 19312(2)	2,363,512	—	2,363,512	12.63%
Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746(3)	1,570,089	—	1,570,089	8.39%
Renaissance Technologies LLC, 800 Third Ave., New York, NY 10022(4)	944,600	—	944,600	5.05%
Directors and Section 16 Officers
Martin H. Singer(5)	215,645	352,844	568,489	2.98%
John W. Schoen(6)	135,034	21,356	156,390	*
Jeffrey A. Miller	94,375	26,694	212,069	*
Kevin McGowan	86,005	15,000	101,005	*
Jigar Thakkar	100,000	—	100,000	*
Brian J. Jackman	69,203	30,000	99,203	*
Rishi Bharadwaj	79,502	17,500	97,002	*
David A. Neumann	74,014	20,021	94,035	*
Steven D. Levy	45,049	35,000	80,049	*
Giacomo Marini(7)	49,092	30,000	79,092	*
Anthony Kobrinetz	50,382	20,021	70,403	*
Atsushi Satoh	21,447	27,500	48,947	*
Carolyn J. Dolezal	40,692	—	40,692	*
Robert T. Joslin	24,866	7,000	31,866	*
Shelley Bacastow	20,587	7,250	27,837	*
Carl A. Thomsen(8)	11,734	13,500	25,234	*
Cindy K. Andreotti	14,704	—	14,704	*
M. Jay Sinder	8,402	—	8,402	*

All directors, director nominees and current executive officers as a group (18 persons)	1,140,733	623,685	1,764,418	9.12%

(1)

Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Ariel Investments, LLC (“Ariel”) on February 13, 2015. Ariel, a registered investment adviser, possesses sole dispositive control over all such shares and sole voting power over 2,067,999 of such shares. The Schedule 13G/A filed by Ariel contained information as of December 31, 2014 and may not reflect current holdings of PCTEL common stock.

(2)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by The Killen Group, Inc. (“Killen”) on February 13, 2015. Killen possesses sole dispositive control and voting power over such shares. The Schedule 13G/A filed by Killen contained information as of December 31, 2014 and may not reflect current holdings of PCTEL common stock.

(3)	Information with respect to the number of shares of PCTEL common stock beneficially owned is solely based on the Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 5, 2015. According to such Schedule 13G/A, Dimensional, in its capacity as an investment adviser, possesses sole dispositive control over all such shares and sole voting power over 1,551,666 of such shares, which are held of record by its clients. Dimensional disclaims beneficial ownership of all such shares. The Schedule 13G/A filed by Dimensional contained information as of December 31, 2014 and may not reflect current holdings of PCTEL common stock.

(4)	Information with respect to the number of shares of PCTEL common stock beneficially owned is solely based on the Schedule 13G filed with the SEC by Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC) (together, “Renaissance”) on February 12, 2015. According to such Schedule 13G, Renaissance, in its capacity as an investment adviser, possesses sole dispositive control and sole voting power over all such shares. The Schedule 13G filed by Renaissance contained information as of December 31, 2014 and may not reflect current holdings of PCTEL common stock.

(5)	Includes 127,305 shares of PCTEL common stock held by the Martin H. Singer Revocable Trust and 19,200 shares of PCTEL common stock held by the Andrea F. Singer Revocable Trust.

(6)	Includes 85,000 shares of PCTEL common stock held by the Denise F. Schoen Family Trust and 15,127 shares of PCTEL common stock held by the John W. Schoen III Living Trust.

(7)	Includes 49,092 shares of PCTEL common stock held by the Giacomo Marini Trust.

(8)	Includes 11,734 shares of PCTEL common stock held by the Thomsen Family Trust.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The purpose of this Compensation Discussion and Analysis is to discuss material information relating to compensation awarded to the following individuals, who have been identified by the Compensation Committee as the Company’s “Named Executive Officers” or “NEOs” for the fiscal year ended December 31, 2014:

Name	Title as of December 31, 2014

Martin H. Singer	Chairman of the Board and Chief Executive Officer

John W. Schoen	Senior Vice President, Chief Financial Officer and Corporate Secretary

Jeffrey A. Miller(1)	Senior Vice President and General Manager, Site Solutions

David A. Neumann(2)	Vice President and General Manager, RF Solutions

Anthony Kobrinetz(3)	Vice President, Site Solutions Operations and Chief Technology Officer

(1)	Mr. Miller became Senior Vice President, Global Sales, and General Manager, Site Solutions, in March 2015.

(2)	Mr. Neumann became Senior Vice President and General Manager, RF Solutions, in March 2015.

(3)	Mr. Kobrinetz became Vice President, Site Operations, Chief Technology Officer and Export Compliance Officer in March 2015.

Because Mr. Singer is the Chairman of the Board in addition to Chief Executive Officer (“CEO”), his biographical information is included under Proposal #1 “Election of Directors — Directors and Nominees.”

Mr. John W. Schoen, 59, has been the Company’s Chief Financial Officer, Vice President and Corporate Secretary since November 2001. In September 2013, Mr. Schoen was promoted to Senior Vice President, Chief Financial Officer and Corporate Secretary. Mr. Schoen served as a Business Development Manager at Agilent Technologies, Inc. from July 2000 to November 2001. From May 1999 to July 2000, Mr. Schoen served as Chief Operating Officer and Chief Financial Officer of SAFCO Technologies, Inc. before its acquisition by Agilent Technologies Inc. Prior to this period, Mr. Schoen held various financial positions for over 19 years in Motorola, Inc., including Controller of its Wireless Access and Business Development within Motorola’s Cellular Infrastructure Group. Mr. Schoen received a Bachelor of Science in Accounting from DePaul University and is a Certified Public Accountant.

Mr. Jeffrey A. Miller, 59, has served as Senior Vice President of Global Sales, Connected Solutions and General Manager, Site Solutions, since March 2015. Previously he served as Senior Vice President and General Manager, Site Solutions, from November 2014 through March 2015, as President, Connected Solutions from December 2012 through November 2014, and prior to that as the Senior Vice President, Sales and Marketing of the Company since April 2010. From October 2006 until April 2010, Mr. Miller was Vice President and General Manager of the Company’s Antenna Products Group. From November 2001, when he joined PCTEL, until October of 2006, Mr. Miller served in a number of roles, from Vice President of Engineering through leadership roles in product management, new technology and global sales. Prior to joining PCTEL, Mr. Miller was Functional Manager of Wireless Optimization Products, Wireless Network Test Division of Agilent Technologies Inc. from July 2000 to November 2001. From January 1998 to July 2000, Mr. Miller served as Vice President of Engineering of SAFCO Technologies, Inc. and led its Test and Measurement Group before its acquisition by Agilent Technologies Inc. From September 1992 to January 1998, Mr. Miller was a Principal

Consultant with Malcolm, Miller & Associates providing consulting services to wireless network operators and infrastructure suppliers. From 1978 through September of 1992, Mr. Miller held various technical and management positions at Motorola, Inc.’s Cellular Infrastructure Group. Mr. Miller received a Bachelor of Science in Computer Science from the University of Illinois.

Mr. David A. Neumann, 49, was promoted to Senior Vice President and General Manager of the RF Solutions segment of the Company in March 2015. Prior to his promotion, Mr. Neumann served as Vice President and General Manager, RF Solutions from January 2013 through March 2015, and previously as Global Vice President of Sales for RF Solutions since April 2010. From February 2009, when he joined PCTEL, until April 2010, Mr. Neumann served as Senior Director of Sales within RF Solutions. Prior to joining PCTEL, Mr. Neumann was the Managing Director of E-magine Communications, LLC, from January 2006 to February 2009. From January 2002 to January 2006, Mr. Neumann served as the Vice President of Sales and Marketing for X-TEL Communications, Inc. From July 1999 to January 2002, Mr. Neumann was the Market Development Director for Acterna, which was later purchased by JDSU. From May 1997, to July 1999, Mr. Neumann was a Principal at Intelinet, Inc. From January 1991 to May 1997, Mr. Neumann served in a number of roles from Vice President of Sales, Marketing and Support through leadership roles in engineering services, product management and sales at SAFCO Technologies, Inc. From June 1987 to January 1991, Mr. Neumann served as a Systems Engineer at Westinghouse Electric Corporation. Mr. Neumann holds a Bachelor of Science in Electrical Engineering from The Pennsylvania State University and a Master of Business Administration from the University of Chicago Booth School of Business.

Mr. Anthony Kobrinetz, 63, joined the Company in April 2010 and assumed his current positions of Vice President, Site Solutions Operations, Chief Technology Officer and Export Compliance Officer in March 2015. Prior to that, Mr. Kobrinetz served as Vice President, Site Operations and Chief Technology Officer from November 2014 through March 2015. Mr. Kobrinetz has also held various other positions with the Company, including Senior Vice President, Chief Information Officer, and Vice President, Technology and Operations. Before joining PCTEL, Mr. Kobrinetz was responsible for leading Motorola’s entrée into broadband wireless access with particular focus on the development of WiMAX products and services. Previously, as the General Manager (and Business Founder) of the Canopy business for Motorola, he successfully transitioned the wireless broadband technology incubator into a commercial business with product development, operations, sales and marketing. Mr. Kobrinetz also served as general manager for the Advanced Products Division that designed and manufactured the first digital infrastructure platform that Motorola produced for the Japanese cellular infrastructure market. As a seasoned technology and business professional, Mr. Kobrinetz has devoted over 35 years to the shaping of mobile telephony, wireless local area networks, cellular telecommunications and telematics. He has held executive-level positions in product development, supply chain and system implementation of innovative communications equipment. Other key accomplishments include the development of a private wireless data network in the United States as well as the pioneering of a wireless local area network at 18 GHz. Mr. Kobrinetz holds numerous patents in communication components and systems. He earned a Bachelor of Science from the University of Illinois at Chicago and a Master of Business Administration from Loyola University in Chicago.

Overview of the Compensation Committee

The Compensation Committee of the Board of Directors was formed in March 2000 and currently consists of Mr. Jackman, Mr. Levy and Ms. Andreotti, each of whom is an independent, non-employee director of the Company. The Compensation Committee reviews its charter on an annual basis and has modified it from time to time, most recently in March 2013. The charter of the Compensation Committee is located on the Company’s website (www.pctel.com) under the “About Us” menu in the “Corporate Governance” section under the caption “Essential Governance Documents.”

The Compensation Committee meets at regularly-scheduled quarterly meetings and from time-to-time between quarterly meetings in order to address matters that fall within the Compensation Committee’s responsibilities as set forth in “Responsibilities of the Compensation Committee” below. Minutes are recorded of all Compensation Committee meetings. The Compensation Committee reports to the Board of Directors regarding recommendations of the Compensation Committee and actions taken by the Compensation Committee pursuant to delegated authority. The Compensation Committee met a total of 8 times in 2014, including a joint session with the Audit Committee.

Compensation Philosophy

The Compensation Committee’s philosophy in setting compensation policies for the CEO, the other NEOs and certain Vice Presidents (collectively referred to as “executive officers”) and the employees designated as key managers by the CEO based upon their responsibilities and performance (hereinafter referred to as “key managers”) is the following:

•	To closely align the interests of the executive officers and key managers with those of the Company’s stockholders with the objective of enhancing stockholder value and promoting long-term, sustainable growth;

•	To attract and retain the best available personnel for positions of substantial responsibility with the Company;

•	To provide incentives to motivate the executive officers and key managers to perform to the best of their abilities for the Company through increased rewards for superior individual and corporate performance;

•	To promote the success of the Company’s business while minimizing the opportunity for high-risk behaviors that potentially imperil the underlying value of the Company; and

•	To embrace an appropriate balance of work and family life.

It is the Compensation Committee’s practice to review at least annually all components of compensation for the executive officers and key managers to ensure that the amount and structure of total compensation for each is consistent with its compensation philosophies and objectives. Internal pay equity among the executive officers and key managers is also a factor in the Committee’s assessment of total compensation. With these considerations in mind, the general strategy of the Compensation Committee has been to (i) target executive compensation between the median and the 75th percentile of total direct compensation in reference to a peer group of publicly-traded companies and in accordance with other competitive market information in order to attract high-performing executives and key managers who also have opportunities with larger multinational companies, (ii) establish a strong correlation between the level of compensation and the financial performance of the Company compared against its peer group and other companies, and (iii) create incentives that closely align executive compensation with long-term interests of the Company’s stockholders.

Responsibilities of the Compensation Committee

The Compensation Committee’s responsibilities assigned to it by the Board of Directors are outlined in its charter and include the following:

1.	Providing guidance with respect to general compensation goals and philosophies for the Company’s employees at all levels, including general performance and measurement guidelines for the determination of bonuses and other forms of incentive compensation;

2.	Balancing the portion of executive compensation at risk and tied to achievement of corporate and business segment financial performance goals established by the Board of Directors with overall enterprise risk;

3.

Reviewing and making recommendations to the Board of Directors with respect to the compensation of the CEO, including relevant corporate goals and objectives, following (i) a performance evaluation of the CEO designed and coordinated among the members of the Board by the

Nominating and Governance Committee, and (ii) directional guidance from the members of the Board on the different elements of CEO compensation based on such evaluation;

4.	Reviewing the compensation criteria and proposed total compensation (including salary, bonus, benefits, and incentive compensation) recommended by the CEO for each of the executive officers and key managers of the Company, and approving an appropriate compensation package for each named executive officer structured to be consistent with the compensation philosophy (as described in “Compensation Philosophy” above);

5.	Reviewing the internal pay equity among the CEO, the officers and the key managers;

6.	Reviewing and making recommendations from time to time to the Board of Directors regarding general equity and cash compensation for the outside directors on the Board of Directors;

7.	Acting as administrator of the Company’s equity incentive plans; and

8.	After considering the factors listed below, retaining, as the members of the Compensation Committee consider appropriate or necessary, outside consulting, legal or other advisors (“Advisors”) to advise or assist the Compensation Committee in the execution of its responsibilities:

(i)	the provision of other services to the Company by the proposed Advisor;

(ii)	the amount of fees received from the Company by the proposed Advisor as a percentage of the total revenue of such proposed Advisor;

(iii)	the policies and procedures of the proposed Advisor that are designed to prevent conflicts of interest;

(iv)	any business or personal relationship of the proposed Advisor with a member of the Compensation Committee;

(v)	any stock of the Company owned by the proposed Advisor; and

(vi)	any business or personal relationship of the proposed Advisor with an executive officer of the Company.

Independent Compensation Consultant.    The Compensation Committee relies upon the services of an independent compensation consultant in applying its judgment as to appropriate levels and components of compensation for the executive officers and key managers. Towers Watson, a global professional services company (the “Independent Compensation Consultant”), provides executive compensation consulting services to the Committee, including (i) assistance with establishing the Company’s compensation goals and objectives, (ii) providing relevant peer group and survey data on the compensation practices of the participating companies, and (iii) advising on industry trends in executive compensation. The Compensation Committee’s practice is to invite a representative of the Independent Compensation Consultant to attend substantially all Compensation Committee meetings.

The Independent Compensation Consultant has conducted an internal review and has certified that it is an independent adviser to the Compensation Committee and that no conflict of interest exists. Although the fees of the Independent Compensation Consultant are paid by the Company, the Independent Compensation Consultant is accountable and has direct reporting responsibility to the Compensation Committee. The Independent Compensation Consultant provides no services to the Company other than the services it provides to the Compensation Committee.

Survey Data, Peer Groups and Use of Industry Benchmarking Data.    The Compensation Committee uses benchmarking information to evaluate “total compensation” of the Company’s Named Executive Officers (i.e., principally annual salary and short-term and long-term incentive awards). The benchmarking information is comprised of survey data, which is derived from two independent executive compensation surveys compiled by recognized compensation firms, as well as publicly-available data from a peer group of publicly-traded companies that are comparable to the Company. The survey data used by the Independent Compensation Consultant is derived from different databases of companies that compare to the Company only in general terms, including broad industry sectors and size of company.

The peer group information is designed to be more specific. The Compensation Committee, with assistance from the Company’s management and guidance from the Independent Compensation Consultant, is responsible for selecting the companies that are included within this peer group and for compiling relevant executive compensation and corporate performance data. Due in part to the lack of small public companies involved in the same combination of industries as the Company, it is not possible to construct a group of companies with characteristics entirely similar to the Company. The Independent Compensation Consultant therefore compiles data from public companies that, based upon its expertise, are the most similar in terms of industry sector, revenue level, market capitalization, operating and financial characteristics and other relevant factors, and provide a meaningful comparison for the Compensation Committee.

The peer group of companies that was in effect for the Company at the time when the Compensation Committee set the 2014 executive compensation consists of the 20 companies listed below (the “2014 Peer Group”) with revenues for the most recent publicly available financial information ranging from approximately $40 million to $211 million and median revenues of approximately $98 million:

• 8 x 8, Inc.	• Lantronix, Inc.
• Ambient Corporation	• Meru Networks, Inc.
• Anaren, Inc.	• Numerex Corp.
• CalAmp Corp.	• Oplink Communications, Inc.
• ClearOne, Inc.	• Orbcomm Inc.
• Cobra Electronics Corporation	• Procera Networks, Inc.
• Communications Systems, Inc.	• Symmetricom, Inc.
• Digi International Inc.	• Westell Technologies, Inc.
• Frequency Electronics, Inc.	• XRS Corporation
• KVH Industries, Inc.	• Zhone Technologies, Inc.

In September 2014, the Committee revised the group to eliminate Ambient Corporation, Anaren, Inc. and Symmetricom, Inc., each of which either was acquired or entered into bankruptcy since the establishment of the 2014 Peer Group. Accordingly, the members of the Company’s peer group in effect at the time the Compensation Committee set the 2015 executive compensation (the “2015 Peer Group”) are set forth below:

• 8 x 8, Inc.	• Meru Networks, Inc.
• CalAmp Corp.	• Numerex Corp.
• ClearOne, Inc.	• Oplink Communications, Inc.
• Cobra Electronics Corporation	• Orbcomm Inc.
• Communications Systems, Inc.	• Procera Networks, Inc.
• Digi International Inc.	• Westell Technologies, Inc.
• Frequency Electronics, Inc.	• XRS Corporation
• KVH Industries, Inc.	• Zhone Technologies, Inc.
• Lantronix, Inc.

The compensation data derived from the 2014 Peer Group and the 2015 Peer Group consisted of the then-most recent publicly available annual and long-term compensation amounts representing yearly averages over a three-year period. The financial performance data derived from the 2014 Peer Group and 2015 Peer Group included (i) one-year and three-year revenue change, (ii) net profit margin, (iii) return on invested capital, and (iv) one-year, three-year and five-year total stockholder return. The Independent Compensation Consultant provided a comprehensive pay-for-performance analysis in connection with the Compensation Committee’s evaluation of executive compensation, comparing levels of compensation, expressed in dollars and percentages, against both compensation and performance data contained in the survey and peer group information.

Annual Compensation Process

The Company considered the results of the Say-on-Pay proposal presented to the shareholders for approval in 2014. In light of the support the proposal received, the Company’s compensation policies and decisions, explained in detail in this Compensation Discussion and Analysis, continue to be focused on long-term financial performance to drive stockholder value. The Company intends to hold an advisory vote on executive compensation (Say-on-Pay) on an annual basis.

The compensation of the CEO, the other executive officers and the key managers is established prior to the end of the first quarter of the fiscal year. The Compensation Committee has full authority to determine the compensation of the executive officers (other than the CEO) and key managers of the Company. The CEO’s compensation must be approved each year by the non-employee directors of the Board of Directors based on the recommendation of the Compensation Committee. In making its recommendation with respect to the CEO’s compensation, the Compensation Committee takes into consideration the results of a performance evaluation of the CEO for the preceding year. The annual evaluation of the CEO’s performance is based upon evaluation forms circulated by the Nominating and Governance Committee and completed by all non-employee directors with respect to the CEO’s performance, as measured by the ability to meet financial performance objectives of the Company, conduct succession planning, execute strategic plans, exhibit leadership, and maintain good relationships with the stockholders, Board of Directors and other stakeholders of the Company. At the time of this performance evaluation, the Compensation Committee solicits guidance from the Board of Directors as to the general elements that should be addressed in the CEO’s total compensation package for the upcoming year. In addition, the Chair of the Compensation Committee, as well as the Lead Independent Director, will solicit input from the CEO in the course of the Compensation Committee’s formulation of its recommendation.

In formulating its recommendation to the Board of Directors with respect to the CEO’s compensation, the Compensation Committee exercises its judgment, taking into account the advice of the Committee’s Independent Compensation Consultant (as described in “Responsibilities of the Compensation Committee–Independent Compensation Consultant” above). The Compensation Committee’s discussions of the elements of compensation for the CEO are conducted in closed session, typically with its Independent Compensation Consultant in attendance, but with no Company employees present. The CEO is not permitted to participate in the deliberations by the Board of Directors in its evaluation of the Compensation Committee’s recommendation for CEO compensation.

In establishing compensation for the executive officers (other than the CEO), the Compensation Committee relies on (i) insights provided by the CEO as to their respective individual performance, (ii) the compensation data compiled by the Independent Compensation Consultant, and (iii) the Company’s compensation philosophy, as described in “Compensation Philosophy” above. The CEO attended 7 of the 8 Compensation Committee meetings in 2014 in order to provide his insight on the contributions made by various executive officers and key managers. After consulting with its Independent Compensation Consultant and the CEO, the Compensation Committee, in its discretion, sets the annual compensation for the executive officers and key managers, including salary, short-term equity incentives and long-term equity incentives.

Summary of Principal Elements of Executive Compensation

The principal elements included in executive compensation for the executive officers and key managers are the following, each of which is briefly described below:

1.	Annual salary;

2.	Annual incentive awards administered under the Short-Term Incentive Plan;

3.	Service-based equity awards (see Proposal #3);

4.	Equity awards administered under the Long-Term Incentive Plan (see Proposal #3);

5.	Change of Control and severance benefits; and

6.	Medical and other standard benefits.

1. Annual Salary.    The Compensation Committee uses salary as the principal element of cash compensation which is not “at risk.” In determining the level of annual salary, the Compensation Committee considers the performance, experience and responsibilities of the executive officer or key manager, and seeks to establish an annual salary that is competitive with those paid to comparable executive officers and key managers at its benchmark companies. A competitive annual salary is essential to the Company’s ability to hire and retain executive officers and key managers.

2. Short-Term Incentive Plan.    The Short-Term Incentive Plan is an annual performance-based incentive plan designed to incentivize achievement of specifically-identified, short-term corporate objectives. In establishing the corporate objectives and setting the targets under the Short-Term Incentive Plan, the Compensation Committee takes into consideration the following factors:

•	Areas of desired improvement in financial and/or operating performance of the Company and specific business segments;

•	The anticipated payout of awards under the Short-Term Incentive Plan measured against the likelihood that the Company will be able to achieve the performance goals without taking undue risk; and

•	The maximum payout of awards under the Short-Term Incentive Plan, as reviewed by the Independent Compensation Consultant.

The Short-Term Incentive Plan allows for the incentive awards to be paid in cash, restricted stock or a combination of both.

3. Service-Based Equity Awards.    The Company grants long-term, service-based equity awards on an annual basis through the grant of restricted stock and/or stock options under its 1997 Stock Plan (“Service-Based Equity Awards”), which is being amended and restated subject to the approval of the Company’s stockholders at the Company’s 2015 annual meeting. See “Proposal #3 — Approval of the Stock Plan as Amended and Restated.” The nature and terms of the Service-Based Equity Awards are determined annually by the Committee, but generally these awards are time-based without a performance element and encourage retention of participants by vesting in four equal annual installments.

4. 2015 Long-Term Incentive Plan.    The Company also grants long-term, performance-based equity awards on an annual basis through the grant of restricted stock and/or stock options under its 1997 Stock Plan, which is being amended and restated subject to the approval of the Company’s stockholders at the Company’s 2015 annual meeting (see Proposal #3). Although the name and structure of the long term incentive plan changes over the years, in general the awards under this plan are made to encourage (i) long-term growth, (ii) consistent earnings, and (iii) management retention through consistency in long-term incentives.

5. Change of Control and Severance Benefits.    The Company offers retention benefits to the executive officers in order to induce the executive officers to continue to contribute to the success of the Company following an event resulting in the majority of the voting control of the Company being transferred (whether by way of merger, reorganization, acquisition, or sale of all or substantially all of the Company’s assets). These benefits are contractually available to certain executive officers if such an event occurs and within twelve months after such occurrence, the executive officer is involuntarily terminated (i.e., a “double trigger”). Although the benefits vary among the executive officers participating, the benefits generally include lump sum payment of a specified percentage of annual salary, acceleration of 100% of any then unvested equity incentives, and Company-paid healthcare benefits for a specified period of time.

Certain executive officers are also entitled to severance benefits in connection with the involuntary termination of their employment unassociated with a Change of Control. The severance benefits include salary continuation and Company-paid healthcare benefits for a specified period of time, and vesting of certain restricted shares previously awarded under short-term and long-term incentive programs.

6. Medical and Other Standard Benefits.    The Company offers standard benefits to its executives and key managers, including medical, dental, and vision benefits, and term life and long-term disability insurance, a substantial portion of which are paid by the Company. The Company’s Employee Stock Purchase Plan allows employees of the Company to participate electively in a plan under which, through individual payroll deductions, they are permitted twice a year to buy shares at prices discounted from the trading price of the stock. In addition, the Company maintains a 401(k) plan for PCTEL employees, administered by an independent plan administrator, which provides a selection of investment alternatives from which plan participants may choose. The Company matches up to the first 4% of compensation contributed by a plan participant, which vests immediately.

Summary of 2014 Company Financial Performance and Compensation

2014 Company Financial Performance.    Revenues were approximately $107.2 million for the year ended December 31, 2014, an increase of 2.8% from the prior year. The RF Solutions segment revenue increased $4.8 million (15.8%) due to the rapid growth of in-building wireless network expansion. The Connected Solutions segment revenue decreased $1.9 million, or 2.5%. Within the Connected Solutions segment, revenue declined for antenna products, but increased for cellular kitting products.

Non-GAAP earnings per share of PCTEL common stock were $0.48 for the year ended December 31, 2014, an increase of $0.06 per share, or 14.3%, from the prior year. The increase reflects higher gross profit on higher revenue, leveraged over stable operating costs compared to the prior year.

PCTEL’s financial performance in 2014 as compared with its peer group was at the 75th percentile for one-year net income margin, return on equity and return on assets, between the median and the 75th percentile for three-year total stockholder return; at the median for one-year and three-year revenue growth and one-year total stockholder return; and at the 25th percentile for five-year total stockholder return, all based upon the most recent publicly-available data collected by the Independent Compensation Consultant.

Awards Under the 2014 Short-Term Incentive Plan.    For the purposes of determining the annual incentive award under the 2014 Short-Term Incentive Plan (“2014 STIP”), the Company’s performance was measured by (i) revenue growth in 2014 over 2013 revenue, and (ii) the increase of non-GAAP earnings per share of PCTEL common stock in 2014 over 2013 non-GAAP earnings per share. The difference between non-GAAP earnings per share and GAAP earnings per share is the exclusion from non-GAAP earnings of stock-based compensation expense, amortization of intangible assets, restructuring charges, impairment charges, gain/loss on the sale of product lines, non-cash income tax expense, legal settlement income beyond the related costs, and non-cash other income. As has been the case over the past several years, the Board of Directors adopted a sliding scale on an “S curve” rather than a linear basis for determining the incentive award under the 2014 STIP in order to produce no incentive award for low revenue and earnings growth, a small incentive award for average or slightly above-average revenue and earnings growth, and a sharply increasing incentive award for superior revenue and earnings growth. The payout factor (also referred to as the “target award percentage”) for 2014 if the Company achieved both metrics of the 2014 financial plan at target was 30%. Due to the Company’s revenue performance, the target award percentages actually achieved by the Company in 2014 were below target as indicated in the following charts:

Corporate Results — Mr. Singer and Mr. Schoen

RF Solutions Business Segment — Mr. Neumann

Connected Solutions Business Segment — Mr. Miller and Mr. Kobrinetz

The participation in the 2014 STIP by the NEOs is summarized in the table below. The weighting of performance measures for all NEOs is 60% revenue and 40% non-GAAP earnings per share.

Results of 2014 Short-Term Incentive Plan

Name	Maximum 2014 Potential Award as a % of Annual Salary (%)	Maximum 2014 Potential Award ($)	2014 Target Award(1) ($)	Award Paid ($)	Award Paid as a % of Annual Salary (%)
Martin H. Singer	130	643,500	193,050	28,958	6
John W. Schoen	95	275,500	82,650	12,397	4
Jeffrey A. Miller	110	330,000	99,000	5,940	2
David A. Neumann	95	238,450	71,535	49,359	20
Anthony Kobrinetz	90	223,200	66,960	4,018	2

(1)	The 2014 target award under the 2014 STIP for each NEO is calculated by multiplying such NEO’s Maximum 2014 Potential Award by 30% (i.e., the payout upon achievement of the target financial performance).

2014 Service-Based Equity Awards.    The Compensation Committee, in consultation with the Independent Compensation Consultant, has determined that the service-based equity awards (which have no performance element) are best suited for employees who are strong performers but whose job responsibilities do not directly impact the strategic direction or financial performance of the Company. Therefore, no NEOs, executive officers or key managers participated in Service-Based Equity Awards in 2014.

However, certain NEOs received restricted stock from Service-Based Equity Awards granted in prior years which vested in 2014. These restricted shares from prior grants are included in the table entitled “Option Exercises and Stock Vested at Fiscal Year End December 31, 2014” under the column entitled “Stock Awards” in the “Executive Compensation and Other Matters” section.

Awards under the 2014 Long-Term Incentive Plan.    The 2014 Long-Term Incentive Plan (the “2014 LTIP”) has a four year revenue goal to encourage long-term growth and imposes a penalty for failure to maintain consistent Adjusted EBITDA (as hereinafter defined). The 2014 LTIP is designed so that at the end of the initial two-year interim measuring period, the participants will receive an equity award if the Company’s actual revenue at the conclusion of the interim period exceeds the revenue threshold for such period. Because the first interim period for the 2014 LTIP will not end until December 31, 2015, no equity awards have yet been made under the 2014 LTIP.

2015 Implementation of the Principal Elements of Executive Compensation

1. Annual Salaries in 2015.    The Compensation Committee awarded increases in annual salaries an average of 3% for NEOs, executive officers and key managers considered as a group, although Mr. Neumann, who received a promotion to Senior Vice President and General Manager, RF Solutions in March 2014, was awarded a larger salary increase in connection with his promotion.

CEO Salary.    Mr. Singer’s 2014 salary of $495,000 is unchanged for 2015. Mr. Singer’s salary was $481,000 for 2013.

Salaries for Other Named Executive Officers.    The salaries of the other NEOs for 2015, 2014, and 2013 are designated below:

Salaries for Other Named Executive Officers

Name	2015 $	2014 $	2013 $
John W. Schoen (1)	290,000	290,000	268,000
Jeffrey A. Miller	300,000	300,000	270,000
David A. Neumann	265,000	251,000	235,000
Anthony Kobrinetz (2)	215,000	248,000	248,000

(1)	Mr. Schoen’s salary was increased to $268,000 in February 2013 and then to $290,000 in September 2013 in connection with his promotion to Senior Vice President and Chief Financial Officer. The actual salary paid to Mr. Schoen for 2013 was $273,500.

(2)	Mr. Kobrinetz’s salary declined from $248,000 to $215,000; however he received the opportunity to earn an equity award of up to 7,000 shares of PCTEL common stock based upon achievement of two performance measures in 2015. Mr. Kobrinetz will earn seventy-five percent (75%) of the award if he establishes a company-wide Export Compliance Program which defines and implements an appropriate process to assure compliance with all relevant United States export laws and regulations, utilizes necessary software and other tools to provide the current Entity List and other export-related information, trains appropriate personnel, monitors compliance with the Company’s export procedures, and resolves all export-related issues in a timely manner.

Mr. Kobrinetz will earn twenty-five percent (25%) of the equity award if the Company achieves its target 2015 revenue of $127 million (the “Target Amount”). If the Company achieves 2015 revenue of $114 million (the “Threshold Amount”), Mr. Kobrinetz will receive 875 shares. The equity award will be interpolated if the Company’s 2015 revenue is between the Threshold Amount and the Target Amount. For the purpose of calculating the Company’s 2015 revenue, there is a limit of $5 million of revenue contributed by acquired entities during the year, and the award is subject to the Adjusted EBITDA penalty described under “2015 Long-Term Incentive Plan” below.

2. 2015 Short-Term Incentive Plan.    The metrics used by the Company to measure its financial performance will be: (1) revenue growth in 2015 over actual 2014 revenue, and; (2) the increase of non-GAAP earnings per share of PCTEL common stock in 2015 over actual 2014 non-GAAP earnings per share, which is consistent with the 2014 STIP.

In order to drive and reward higher growth in revenue and earnings per share, for several years the Compensation Committee has used a sliding scale on an “S curve” rather than a linear basis for determining the incentive award under Short-Term Incentive Plan. The “S curve” nature of the payout factors assures that there will be no incentive award for low revenue and earnings growth, a small incentive award for average or slightly above-average revenue and earnings growth and a sharply increasing incentive award for superior revenue and earnings growth. Based upon feedback from investors, the Independent Compensation Consultant and management, the Compensation Committee has fine-tuned the slope of the curve to alleviate a situation where a modest increase in revenue or earnings at certain steeper points of the curve results in a disproportionate increase in the payout factor. The difference between the slope of the 2014 STIP and the 2015 STIP is reflected in the graphs set forth below:

The Compensation Committee also sought to fine-tune the 2015 STIP to create differentiation among the NEOs based upon achievement of specific business segment goals. Accordingly, the Compensation Committee made two changes for the 2015 STIP: (i) those NEOs with business segment responsibilities have achievement of business segment goals weighted more heavily than achievement of corporate goals, and (ii) the weighting of revenue versus Non-GAAP operating profit is adjusted for each NEO in order to emphasize achievement of segment-based goals. Non-GAAP earnings per share differs from GAAP earnings per share by the exclusion of stock-based compensation expense, amortization of intangible assets, restructuring charges, impairment charges, gain/loss on the sale of product lines, non-cash income tax expense, legal settlement income beyond the recovery of related costs, and non-cash other income. The difference between non-GAAP earnings per share at the corporate level and non-GAAP operating profit at the business segment level is (i) corporate expenses, (ii) other income and expenses, and (iii) income taxes.

The chart below depicts the resulting payout factors at various achievement levels of revenue and non-GAAP earnings per share for the corporate goals of Mr. Singer and Mr. Schoen. For 2015, these corporate goals continue to be weighted at 100% for Mr. Singer and Mr. Schoen; however, the weighting of Non-GAAP earnings per share (as compared to revenue) has increased to 80% in 2015 from 60% in 2014.

Corporate — Mr. Singer & Mr. Schoen

The chart below depicts the resulting payout factors which are applicable to Mr. Neumann at various achievement levels of (i) revenue and non-GAAP earnings per share at the corporate level and (ii) revenue and non-GAAP operating profit for the Company’s RF Solutions business segment. The weighting of business segment goals (as compared to corporate goals) has increased to 70% in 2015 from 60% in 2014, and the weighting of revenue (as compared to non-GAAP operating profit) has increased to 48% in 2015 from 40% in 2014.

RF Solutions Business Segment — Mr. Neumann

The chart below depicts the resulting payout factors which are applicable to Mr. Miller at various achievement levels of (i) revenue and non-GAAP earnings per share at the corporate level and (ii) revenue and non-GAAP operating profit for the Company’s Connected Solutions business segment. The weighting of business segment goals (as compared to corporate goals) has increased to 70% in 2015 from 60% in 2014, and the weighting of revenue (as compared to non-GAAP operating profit) has increased to 48% in 2015 from 40% in 2014.

Connected Solutions Business Segment — Mr. Miller

The chart below depicts the resulting payout factors which are applicable to Mr. Kobrinetz at various achievement levels of (i) revenue and non-GAAP earnings per share at the corporate level and (ii) revenue and non-GAAP operating profit for the Company’s Connected Solutions business segment. The combined weights of the goals related to non-GAAP earnings per share (as compared to revenue) at the corporate level and non-GAAP operating profits (as compared to revenue) at the business segment level have increased to 80% in 2015 from 60% in 2014.

Connected Solutions Segment — Mr. Kobrinetz

The 2015 financial plan results in a 20% payout factor at the targeted 27.8% revenue growth and $0.12 non-GAAP earnings per share growth over 2014 revenue and non-GAAP earnings per share. This compares to the 2014 STIP that provided for a payout factor of 30% for achieving targeted 9.3% revenue growth and $0.12 non-GAAP earnings per share growth over 2013. The change in the payout factor was made to accommodate inorganic growth in the Company’s 2015 financial plan from the acquisition of the assets of Nexgen Wireless, Inc. (“Nexgen”) on February 27, 2015. The Compensation Committee believes that the financial plan targets are challenging but achievable with significant effort. The financial plan is determined by management and the Compensation Committee based upon recent performance levels, sales expectations, technology and industry factors, and overall economic conditions. It is approved by the Board of Directors.

In order to determine the actual incentive award amount received by any participant in the 2015 Short-Term Incentive Plan (“2015 STIP”), the payout factor determined by the tables above are weighted as applicable and multiplied by the participant’s maximum percentage of salary that can be earned as an incentive award (as determined by the Compensation Committee on an individual basis based upon performance and job responsibilities) and then multiplied by such participant’s annual salary. The Compensation Committee increased the maximum percentage of salary that can be earned as an incentive award in 2015 by 5% for Mr. Schoen and Mr. Neumann and decreased the maximum percentage of salary that can be earned by (10)% for Mr. Miller and Mr. Kobrinetz. Mr. Neumann was promoted to Senior Vice President in 2015. Mr. Miller and Mr. Kobrinetz moved to different positions within the Company in 2015.

The participation in the 2015 STIP by the NEOs is summarized in the table below:

		2015 Maximum Potential Award		2015 Target Award Upon Full Achievement of Financial Plan(1)
Name	2015 Salary ($)	As a % of Salary	In ($)	As a % of Salary	In ($)
Martin H. Singer	495,000	130	643,500	26	128,700
John W. Schoen	290,000	100	290,000	20	58,000
Jeffrey A. Miller	300,000	100	300,000	20	60,000
David A. Neumann	265,000	100	265,000	20	53,000
Anthony Kobrinetz	215,000	80	172,000	16	34,400

(1)	The 2015 target award for each NEO under the 2015 STIP is calculated by multiplying such NEO’s maximum potential incentive award by 20% (i.e., the payout factor at target).

The weighting of performance measures for all NEOs is described in the third paragraph of this section “2015 Short-Term Incentive Plan.” The incentive award amount under the 2015 STIP will be paid to the participants in cash.

3. Service-Based Equity Awards.    The Compensation Committee, in consultation with the Independent Compensation Consultant, has determined that the service-based equity awards (which have no performance element) are best suited for employees who are strong performers but whose job responsibilities do not directly impact the strategic direction or financial performance of the Company. Therefore, no NEOs, executive officers or key managers will participate in Service-Based Equity Awards in 2015.

4. 2015 Long-Term Incentive Plan.    The Compensation Committee adopted a new plan for long-term equity incentives in 2015 (the “2015 LTIP”). Grants of equity awards under the 2015 LTIP will only be made under the Stock Plan if and when the amendment and restatement of the 1997 Stock Plan is approved by the Company’s stockholders at the Company’s 2015 annual meeting. If and when the amendment and restatement of the 1997 Stock Plan is so approved, incentive awards paid under the Stock Plan will qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. If the amendment and restatement of the 1997 Stock Plan is not so approved, no grants will be made pursuant to the 2015 LTIP. The Compensation Committee’s goals for the 2015 LTIP are to encourage (i) long-term growth over a four-year period, (ii) consistent earnings throughout such period, and (iii) management retention through consistency in long-term incentives. The 2015 LTIP has a four-year revenue goal to encourage long-term growth and imposes a penalty for failure to maintain consistent Adjusted EBITDA (as hereinafter defined). Under the 2015 LTIP, the target revenue is a stretch goal beyond the Company’s expected revenue growth and will require substantial growth, including by acquisition.

The 2015 LTIP is designed so that at the end of the initial two-year interim measuring period (the “Interim Period”), the participants will receive an equity award if the Company’s actual revenue at the conclusion of the Interim Period exceeds the interim revenue threshold. The equity award received by the participants increases in a linear progression as the Company’s revenue for the Interim Period increases above the threshold up to the target revenue goal. At the end of the second Interim Period, the participants will receive an equity award if the Company’s actual revenue for the entire four-year period exceeds the revenue threshold for such period.

The equity awards earned at the conclusion of the first or second Interim Period will be reduced by 25% if the Company’s Adjusted EBITDA as a percentage of the Company’s revenue (“Adjusted EBITDA Percentage”) is 8% or less, and the equity award will be reduced by 10% if the Adjusted EBITDA Percentage is less than 11% but greater than 8% (the “EBITDA Penalty”). The term “Adjusted EBITDA” means GAAP operating profit excluding stock compensation expenses, amortization of intangible assets, depreciation, restructuring charges, impairment charges, gain/loss on sale of product lines, and expenses included in GAAP operating profit to the extent their recovery is recorded below operating profit.

For the first Interim Period ending on December 31, 2016, the Company’s revenue target is $143 million (representing 13.3% growth over the two-year period) and the revenue threshold is $134 million (representing 6.2% growth over the two-year period). If the Company’s actual revenue at the conclusion of the first Interim Period is less than $134 million, then no equity award will be earned. The revenue target for the second Interim Period ending on December 31, 2018 is $170 million (representing 34.7% growth over the four-year period) and the revenue threshold is $153 million (representing 21.2% growth over the four-year period). All growth percentages have been adjusted to include the Nexgen acquisition. The determination of whether an EBITDA Penalty applies will be made at the conclusion of both the first and second Interim Periods.

If the Company’s actual revenue for the first Interim Period is less than the $134 million threshold revenue, but the revenue over the entire four-year period exceeds the $153 million threshold revenue (or even the $170 million target revenue), nevertheless the participants cannot recapture the foregone equity awards that would have been granted to the participants for the first Interim Period. In other words, there is no “catch up” in the second Interim Period to compensate for lack of achievement of the revenue threshold in the first Interim Period.

If the target revenue goal is exceeded in either the first or second Interim Period, the participants will not receive more equity than received at the target revenue. By designing the 2015 LTIP with a downside for not achieving the revenue threshold but no upside for over-achieving the revenue target, the Company can better manage the level of its equity awards.

The Board of Directors has set a goal of encouraging both organic growth and expansion through acquisition. Accordingly, the Compensation Committee has designed the 2015 LTIP to allow for entities acquired in the second year of an Interim Period to contribute to achievement of the revenue goal, but the revenue contribution is limited to $5 million regardless of any greater actual revenue generation by the acquired entities in such year. Acquisitions in the first year of an Interim Period will become integrated into the Company’s revenue by the end of the Interim Period and will not be separately tracked or limited.

		Equity Award For Each Interim Period
		Award At Threshold			Award At Target
			EBITDA			EBITDA
			Penalty	EBITDA		Penalty	EBITDA
Name	Below Threshold # of Shares	At Threshold # of Shares	Between 8% And 11% # of Shares	Penalty Below 8% # of Shares	At Target # of Shares	Between 8% And 11% # of Shares	Penalty Below 8% # of Shares
Martin H. Singer	—	6,250	5,625	4,688	12,500	11,250	9,375
John W. Schoen	—	3,750	3,375	2,813	7,500	6,750	5,625
Jeffrey A. Miller	—	3,750	3,375	2,813	7,500	6,750	5,625
David A. Neumann	—	5,000	4,500	3,750	10,000	9,000	7,500

Overall, the total long-term equity to be granted by the Company to NEOs under the 2015 LTIP (subject to stockholder approval of the amendment and restatement of the 1997 Stock Plan, as described above) is between the 25th percentile and the median for long-term incentives based on survey data provided by the Compensation Committee’s Independent Compensation Consultant. See “Responsibilities of the Compensation Committee—Survey Data, Peer Groups and the Use of Industry Benchmarking Data.”

5. Change of Control and Severance Arrangements.    The Company offers retention benefits to its NEOs and certain of its other executive officers upon the occurrence of certain events surrounding a Change of Control in order to induce the executives to continue to contribute to the success of the Company in the transition period and the post-acquisition period to the extent permitted by the successor or acquirer. A “Change of Control” is any merger, reorganization or acquisition of the Company (including by way of sale of all or substantially all of the Company’s assets) in which a majority of the voting control of the Company is transferred. The retention benefits offered by the Company to certain executive officers in connection with a Change of Control are based on a “double trigger” structure requiring both (i) a completed Change of Control event, and (ii) either (x) an involuntary termination of such executive officer’s employment within 12 months following such Change of Control event other than as a result of Cause, Disability or death (an “Involuntary Termination”), or (y) a termination by the executive officer of his or her employment pursuant to a Voluntary Termination for Good Reason (as such capitalized terms are defined in the applicable Management Retention Agreement). The principal retention benefits available to the participating executive officers upon satisfaction of both triggers are a lump sum payment of a specified percentage of annual salary, acceleration of 100% of any then unvested equity incentives, and Company-paid healthcare benefits for a specified period of time, all as indicated in the table below. The Compensation Committee believes that the level of these benefits would not, in the aggregate, represent a financial deterrent to a buyer or successor entity in considering a combination transaction with the Company.

Under their employment and/or severance agreements with the Company, the NEOs and certain other executive officers are also entitled to severance and related benefits in connection with (i) the Involuntary Termination of their employment unassociated with a Change of Control, and (ii) a termination by the NEO of his or her employment pursuant to a Voluntary Termination for Good Reason (as defined in the applicable Management Retention Agreement). The principal severance benefits include salary continuation, acceleration of the vesting of certain equity awards, and Company-paid healthcare benefits for a specified period of time. In addition, upon the occurrence of an involuntary termination (or, with respect to the CEO, death or disability), severance benefits include vesting of any equity awards which are scheduled to vest within the following 12 months.

In the case of the CEO, severance benefits resulting from involuntary termination also include payment of the maximum potential incentive award under the Short-Term Incentive Plan; in the event of death or disability, the amount of the incentive award that would be paid under the Short-Term Incentive Plan would be based on the actual amount of the incentive award determined for the year in which death or disability occurred, pro-rated for such year based on the date of death or disability. The Company’s current employment agreement with Mr. Singer also imposes a non-competition and non-solicitation covenant for a period of 12 months from his termination date in connection with his separation from the Company, including in the event of a Change of Control that is followed by the involuntary termination of his employment.

The table below and the summary of retention arrangements related to benefits associated with a Change of Control of the Company should be read in conjunction with the tables entitled “Potential Payments Upon Termination as of December 31, 2014” in the “Executive Compensation and Other Matters” section on page 58.

	Severance Benefits ( i.e., Involuntary Termination Not Related to a Change of Control)					Change of Control Benefits ( i.e., Involuntary Termination Within 12 Months of a Change of Control)
Name	Salary Continuation		Healthcare (in months)	Acceleration of Unvested Options (in months)	Acceleration of Unvested Restricted Shares (in months)(2)	Multiple of Annual Salary (Paid in Lump Sum)	Healthcare (in months)	Acceleration of Unvested Options	Acceleration of Unvested Restricted Shares(3)
Martin H. Singer	12 months	(1)	Up to 18 months	12 months	12 months	2.75x	Up to 12 months	100%	100%
John W. Schoen	12 months		Up to 12 months	12 months	12 months	2x	Up to 12 months	100%	100%
Jeffrey A. Miller	12 months		Up to 12 months	12 months	12 months	2x	Up to 12 months	100%	100%
David A. Neumann	12 months		Up to 12 months	12 months	12 months	2x	Up to 12 months	100%	100%
Anthony Kobrinetz	12 months		Up to 12 months	12 months	12 months	2x	Up to 12 months	100%	100%

(1)	Includes both annual salary and 100% of the maximum potential incentive award payable under the Short-Term Incentive Plan in the year of termination.

(2)	The occurrence of an involuntary termination (other than for cause) during an annual performance period will result in an immediate vesting of all unvested service-based equity awards. With respect to performance-based equity awards, an involuntary termination of the CEO will result in the immediate vesting of his performance-based equity awards established for the period in which the termination occurred (including the then-current Interim Period under the 2014 LTIP and 2015 LTIP), but he loses the right to earn any performance-based equity for any future performance periods.

(3)	Upon the occurrence of a Change of Control, performance-based equity awards will automatically convert into service-based equity awards with no performance contingencies, but the vesting requirements (as stated in the applicable management retention agreement) will continue to pertain to the equity award; however, in the event of the involuntary termination of any NEO within 12 months following a Change of Control, such NEO’s equity award will immediately vest.

6. Other Benefits.    No material changes have been made to the medical benefits or other standard benefits received by NEOs to date in 2015. See “Summary of Principal Elements of Executive Compensation—Medical and Other Standard Benefits” for additional information.

CEO Total Direct Compensation

Mr. Singer’s total target compensation for 2015 (consisting of salary, target award under the 2015 STIP and target award under the 2015 LTIP) equates to $843,700, representing a decrease from target total compensation of $925,210 and an increase from actual total compensation of $744,284 in 2014. Mr. Singer’s total target compensation for 2015 includes the value of 25,000 shares of restricted stock that will be granted to Mr. Singer pursuant to the 2015 LTIP if the Company’s stockholders approve the amendment and restatement of the 1997 Stock Plan (see Proposal #3) and the performance conditions for the 2015 LTIP are met. These shares have been valued at $220,000 based upon the Company’s stock price of $8.80 per share as of March 19, 2015, the date on which the 2015 LTIP was approved by the Board of Directors. The CEO’s total target compensation if the Company achieves the financial plan targets for revenue and non-GAAP earnings per share is between the 25th percentile and median of comparable companies based on the market consensus data gathered by the Independent Compensation Consultant from survey and peer group executive compensation information. If the Company exceeds the target growth in revenue and non-GAAP earnings per share, then as a result of the sliding scale of the 2015 STIP and the increased reward at the LTIP Target (as described in “2015 Implementation of the Principal Elements of Executive Compensation—2015 Short-Term Incentive Plan” and “2015 Implementation of the Principal Elements of Executive Compensation—2015 Long-Term Incentive Plan”), the CEO could achieve total compensation above the median. The Committee believes that Mr. Singer’s total direct target compensation for 2015 is appropriate.

General Terms of Equity Grants

1997 Stock Plan.    All equity issued by the Company (whether as restricted stock or stock options, and whether granted under the Short-Term Incentive Plan, the Service-Based Equity Awards, or the Long-Term Incentive Plan) is issued under the 1997 Stock Plan. The 1997 Stock Plan was approved by the stockholders at the time it was originally adopted in 1997 and has been amended from time to time with the approval of the stockholders, most recently in June 2010, to increase the reserve of shares under the Plan. Pursuant to Proposal #3, we are asking the Company’s stockholders to amend and restate the 1997 Stock Plan to increase the reserve of shares under the Plan.

Material Terms of Stock Option Grants.    Stock options are granted to non-executive new hires from time to time. The Compensation Committee has never re-priced previously granted stock options where the trading price of the Company’s stock is less than the exercise price of the stock options, and the Stock Plan expressly prohibits such re-pricing of previously granted stock options.

Administrative Protocols in Stock Option and Restricted Stock Grants.    The Company adopted a Statement of Administrative Policy in November 2006, codifying approved procedures in respect of award grants under the 1997 Stock Plan. This policy is administered by the Compensation Committee and will also be applicable to the Stock Plan. The key elements of the policy are as follows:

•	The meeting date of the Compensation Committee or the Board of Directors, as the case may be, is the grant date of any approved award, unless the Compensation Committee or Board of Directors expressly identifies a future date as the grant date of the award (discussed below).

•	Where a written consent of the Compensation Committee or the Committee Chair is used to approve an equity award, the date of the last signature required on the consent, or the date of the signature of the Committee Chair, as applicable, constitutes the grant date of the award.

•	Award grant documentation is dated as of the grant date.

•	Where a stock option or restricted stock award is required to be priced at the fair market value of the underlying Company stock, the closing price of the stock as reported by NASDAQ on the grant date is selected to represent that value.

•	Neither the Compensation Committee nor the Board of Directors will authorize a grant of stock options or other equity incentive awards (with the exception noted in the paragraph below) to executive officers or key managers during a quarterly “quiet period.” A “quiet period” is the time during which the executive officers and key managers of the Company may be presumed to be in possession of non-public information concerning the financial performance of the Company, beginning with the close of the market on the last trading day of the first full week of the last month of each fiscal quarter (but no later than the close of the tenth calendar day of such month), and continuing until the opening of the market on the third trading day following the date of the Company’s public release of earnings and other financial information for a particular fiscal quarter or year end. If stock options or other equity incentive awards (with the exception noted in the paragraph below) for individuals in this group are authorized by the Compensation Committee or the Board of Directors during such a “quiet period”, the Compensation Committee or Board of Directors will identify a future date as the grant date of the award, and will identify the reported closing price of PCTEL common stock on the future grant date as the fair market value of the award. This future grant date typically falls on the third day following the Company’s earnings release for the financial period.

•	Where performance shares or restricted stock awards that are not dollar-denominated are approved, a grant date during a quarterly “quiet period” is permitted, since these awards are not price-sensitive on the date of grant. When the Company pays incentive awards to executive officers and key managers under the Short-Term Incentive Plan in shares of stock rather than cash, these grants are dollar-denominated, and, therefore, have been awarded subject to a future grant date corresponding with the third day following the Company’s quarterly earnings release.

Stock Ownership Guidelines

In order to align further the interests of the Company’s NEOs with the interests of the stockholders, the Board of Directors adopted a policy that prescribes ownership levels of PCTEL common stock. The CEO is required to maintain PCTEL common stock with a value equal to twice his annual salary and each other NEO is required to maintain PCTEL common stock with a value equal to his annual salary. All of the NEOs are in compliance with the Stock Ownership Guidelines.

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Code, the Company is able for federal tax purposes to deduct compensation paid to the NEOs only if the compensation for each such executive officer is less than $1 million during the fiscal year or is “performance-based” as defined under Section 162(m). Although it is the objective of the Compensation Committee to seek to qualify all executive compensation as deductible, in order to provide flexibility and to ensure that the executive compensation programs remain competitive, the Compensation Committee has not adopted a policy with this objective. In June 2010, the Board of Directors adopted and the stockholders approved an Amended and Restated 1997 Stock Plan governing the equity awards granted thereunder for purposes of Section 162(m) of the Code. The 1997 Stock Plan is being amended and restated subject to the approval of the Company’s stockholders at the Company’s 2015 annual meeting (see Proposal #3), and will continue to govern the equity awards granted thereunder for purposes of Section 162(m) of the Code. In 2014, all compensation paid to the NEOs of the Company was below $1 million threshold under Section 162(m) for purposes of corporate tax deductibility.

Section 409A of the Internal Revenue Code

Section 409A of the Code, the final Treasury Regulations and the administrative guidance promulgated thereunder (collectively, “Section 409A”) regulate the tax treatment of non-qualified deferred compensation arrangements. Section 409A governs an individual’s election to defer compensation and the timing and form of distribution of the deferred compensation. For example, Section 409A generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. As to certain individuals who are officers, Section 409A requires that distribution to such an individual commences no earlier than six months after separation from service.

The Committee evaluated the various benefit plans and compensation arrangements that the Company has in place for the executive officers and certain key managers, and approved modifications of these plans and arrangements as necessary to comply with Section 409A.

Adjustment of Awards

The Company’s financial statements and the related financial performance goals and measures used by the Compensation Committee as the basis for executive compensation have not been subject to subsequent revision or restatement. As a result, the Compensation Committee has never been required to consider an adjustment of an award. However, if such a circumstance were to occur, the Compensation Committee and the Board of Directors would consider all appropriate remedial measures, which may include the recovery of amounts that were inappropriately awarded to an individual executive officer or key manager.

COMPENSATION COMMITTEE REPORT

The following report shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this proxy statement by reference and shall not otherwise be treated as filed under the federal securities laws.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s 2014 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

BRIAN J. JACKMAN (INTERIM CHAIR)

STEVEN D. LEVY

CINDY K. ANDREOTTI

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table presents the compensation of the NEOs for the fiscal years ended December 31, 2014, 2013 and 2012:

Summary Compensation Table

Name	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Martin H. Singer	2014	491,500	—	223,826	—	28,958	27,924	772,208
	2013	478,250	—	—	252,737	368,428	36,704	1,136,119
	2012	470,000	—	140,800	—	—	39,022	649,822

John W. Schoen	2014	290,000	—	111,913	—	12,398	27,205	441,516
	2013	273,750	—	43,300	122,689	159,933	27,236	626,908
	2012	260,000	—	70,400	—	—	23,695	354,095

Jeffrey A. Miller	2014	300,000	—	143,886	—	5,940	31,276	481,102
	2013	300,000	—	—	153,360	193,023	31,605	677,988
	2012	270,000	—	140,800	—	—	31,846	442,646

David A. Neumann(6)	2014	247,000	—	183,852	—	49,359	29,063	509,274
	2013	235,000	—	23,520	115,019	115,201	27,252	515,992

Anthony Kobrinetz	2014	248,000	—	119,906	—	4,018	18,068	389,992
	2013	248,000	—	—	115,019	136,770	16,885	516,674
	2012	240,000	—	121,440	—	—	18,817	380,257

(1)	The amounts shown reflect the actual amounts paid as salary during fiscal years 2014, 2013 and 2012.

(2)	Amounts shown do not reflect compensation actually received by the NEO in the year indicated. Instead, the amounts shown represent the aggregate fair value (determined on the grant date) of the restricted stock granted in the year indicated, calculated pursuant to the Statement of Financial Account Standards Codification Topic 718. For a discussion of the valuation assumptions, see Note 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014. The actual value that may be realized from a restricted stock award is contingent upon the satisfaction of the conditions to vesting in that award. The amounts shown include the value of performance-based, service-vesting restricted shares granted in 2012 and performance-based restricted shares granted under the 2014 LTIP in 2014, which is in each case the value at the grant date based upon the probable outcome of the performance conditions. The table below summarizes various values of performance shares at different payout levels using the price on the grant date and is not indicative of the compensation actually received in such years:

Name	Year	Target In Shares #	Value @ Target ($)	Additional Value @ Maximum Payout ($)
Martin H. Singer	2014	28,000	237,160	—
	2012	20,000	140,800	70,400

John W. Schoen	2014	14,000	118,580	—
	2012	10,000	70,400	35,200

Jeffrey A. Miller	2014	18,000	152,460	—
	2012	20,000	140,800	70,400

David A. Neumann(6)	2014	23,000	194,810	—

Anthony Kobrinetz	2014	15,000	127,050	—
	2012	17,250	121,440	60,720

(3)	Amounts shown do not reflect compensation actually received by the NEO in the year indicated. Instead, the amounts shown represent the aggregate fair value (determined on the grant date) of the options granted in the year indicated, calculated pursuant to the Statement of Financial Account Standards Codification Topic 718. For a discussion of the valuation assumptions, see Note 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014. The actual value that may be realized from an option award is contingent upon the satisfaction of the conditions to vesting in that award. The amounts shown include the value of performance-based, service-vesting options granted in fiscal year 2014 at the grant date based upon the probable outcome of the performance conditions. The table below summarizes various values of performance options at different payout levels using the Black Sholes Model on the grant date and are not indicative of the compensation actually received in such year:

Name	Year	Service Based Options #	Value $	Target In Options #	Value @ Target ($)	Additional Value @ Maximum Payout ($)
Martin H. Singer	2013	—	—	80,000	222,568	55,642
John W. Schoen	2013	20,000	57,451	20,000	57,451	14,363
Jeffrey A. Miller	2013	25,000	71,814	25,000	71,814	17,953
David A. Neumann	2013	18,750	53,860	18,750	53,860	13,467
Anthony Kobrinetz	2013	18,750	53,860	18,750	53,860	13,467

(4)	The values shown for 2014 and 2013 reflect that the incentive awards were paid in cash under the 2014 and 2013 STIP. No award was earned under the 2012 STIP. The details of the 2014 STIP are discussed under “Compensation Discussion and Analysis — Summary of 2014 Company Financial Performance and Compensation — 2014 Short-Term Incentive Plan” above.

(5)	The values shown represent payments by the Company for each NEO of matching contributions under 401(k) plan, group life insurance premiums, healthcare premiums, and dividends on unvested restricted shares of PCTEL common stock. The contributions exceeding $10,000 are (i) healthcare premiums of $15,819, $14,191 and $12,351 for Mr. Singer in 2014, 2013 and 2012 respectively; $11,071 for Mr. Schoen in 2014, $15,819 $14,191 and $12,351 for Mr. Miller in 2014, 2013 and 2012, respectively; and $15,819 and $13,403 for Mr. Neumann in 2014 and 2013; (ii) total dividends on unvested restricted shares of PCTEL common stock of $11,408, and $15,119 for Mr. Singer in 2013 and 2012 respectively. Except as noted above, none of the benefits included in the column entitled “All Other Compensation” exceeded $10,000 individually for a NEO in 2013.

(6)	Mr. Neumann became an NEO in 2013.

The following table provides information on equity awards granted in fiscal 2014 to each of the NEOs:

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Martin H. Singer	3/5/2014	14,479	193,050	643,500	—	—	—
	3/5/2014	—	—	—	29,645	237,160	237,160

John W. Schoen	3/5/2014	6,199	82,650	275,500	—	—	—
	3/5/2014	—	—	—	14,823	118,580	118,580

Jeffrey A. Miller	3/5/2014	2,970	99,000	330,000	—	—	—
	3/5/2014	—	—	—	19,058	152,460	152,460

David A. Neumann	3/5/2014	2,146	238,450	71,535	—	—	—
	3/5/2014	—	—	—	24,351	194,810	194,810

Anthony Kobrinetz	3/5/2014	2,009	66,960	223,200	—	—	—
	3/5/2014	—	—	—	15,881	127,050	127,050

(1)	The amounts shown represented potential payments under the 2014 Short-Term Incentive Plan. The principal terms of the 2014 Short-Term Incentive Plan are discussed under “Compensation Discussion and Analysis — Summary of 2014 Company Financial Performance and Compensation — 2014 Short-Term Incentive Plan.”

(2)	The amounts shown represented potential payments under the 2014 LTIP. The principal terms of the 2014 LTIP are discussed under “Compensation Discussion and Analysis — Summary of 2014 Company Financial Performance and Compensation — Awards under the 2014 Long-Term Incentive Plan.” The values shown reflect the fair market value of the shares on the grant date calculated pursuant to Statement of Financial Accounting Codification Topic 718. The assumptions the Company uses in calculating these amounts are discussed in Note 10 to the financial statements for the fiscal year ended December 31, 2014 which were filed with the Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(3)	In the case of all grant dates, the Board of Directors action date is both the Compensation Committee approval date and the grant date.

Outstanding Equity Awards at Fiscal Year End December 31, 2014

			Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Grant Date	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Martin H. Singer	—	90,844	—	—	7.16	4/9/2020	—	—	—	—
	30,000	—	5/1/2006	—	10.56	5/1/2016	—	—	—	—
	132,000	—	8/1/2006	—	9.16	8/1/2016	—	—	—	—
	100,000	—	8/1/2005	—	9.09	8/1/2015	—	—	—	—
	—	—	—	—	—	—	—	—	28,000	242,480
John W. Schoen	10,678	32,033	4/9/2013	—	7.16	4/9/2020	25,641	222,051	14,000	121,240
Jeffrey A. Miller	13,347	40,041	4/9/2013	—	7.16	4/9/2020	21,891	189,576	18,000	155,880
David A. Neumann	10,011	30,030	4/9/2013	—	7.16	4/9/2020	9,597	83,110	23,000	199,180
Anthony Kobrinetz	10,011	30,030	4/9/2013	—	7.16	4/9/2020	4,734	40,966	15,000	129,900

(1)	For each of Mr. Miller and Mr. Schoen, 17,157 of such shares vest on January 2, 2017, and one-fourth of the remaining shares vest each year commencing one year after the grant date. For each individual other than Mr. Miller or Mr. Schoen, one-fourth of the aggregate shares held by such individual vest each year commencing one year after the grant date.

(2)	The market value is calculated by multiplying the number of shares that have not vested by $8.66, the closing price of PCTEL common stock price as of December 31, 2014.

(3)	Shares granted under the 2014 LTIP in which shares vest in two interim periods. The 2014 LTIP is designed so that at the end of the initial two-year interim measuring period, the participants will receive an equity award if the Company’s actual revenue at the conclusion of the interim period exceeds the interim revenue threshold. The equity award received by participants increases in a linear progression as the Company’s revenue for the interim period increases above the threshold up to the target revenue goal. At the end of the second interim period, the participants will receive an equity award if the Company’s actual revenue for the entire four-year period exceeds the revenue threshold for such period.

The table below shows the number of shares of PCTEL common stock acquired during fiscal 2014 by the NEOs upon the exercise of stock options or the vesting of stock awards:

Option Exercises and Stock Vested at Fiscal Year End December 31, 2014

	Options Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Martin H. Singer	—	—	71,419	656,480
John W. Schoen	—	—	15,985	131,359
Jeffrey A. Miller	—	—	16,235	133,452
David A. Neumann	—	—	9,348	76,308
Anthony Kobrinetz	—	—	31,812	288,414

(1)	The value represents the closing price of PCTEL common stock as represented by the NASDAQ as of the vesting date multiplied by the number of shares that vested on such date.

Nonqualified Deferred Compensation for the Fiscal Year Ended December 31, 2014

Name	Executive Contributions in 2014 ($)	Company Contributions in 2014 ($)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions in 2014 ($)	Aggregate Balance as of December 31, 2014 ($)
Martin H. Singer	—	—	60,011	—	772,683
John W. Schoen	—	—	—	—	31,896
Anthony Kobrinetz	—	—	—	—	—
Jeffrey A. Miller	—	—	2,051	—	41,917
David A. Neumann	—	—	4,553	—	128,696

Under the Executive Deferred Compensation Plan, participants could defer up to 50% of salary and 100% of cash bonus subject to a minimum of $1,500. The Company provided a matching contribution equal to 4% of the amount deferred by the participant, which vests over three years from the date of the investment. The participant had a choice of investment alternatives from a menu of notional funds that mirror actual mutual fund performance. Upon the participant’s death, disability, retirement or termination of employment, the participant would have received the value of his/her account in accordance with the provisions of the plan. The participant could have elected in advance to receive, at retirement, either a lump sum payment, or payments in annual installments over 15 years or over the lifetime of the participant with 20 annual payments guaranteed. The participant had to make his/her choice no sooner than one year before the date of retirement. The Executive Deferred Compensation Plan terminated in December 2013 and was liquidated in January 2015. There were no payments made to any NEO under the Executive Deferred Compensation Plan in 2014.

Name	Amounts Included in Both Nonqualified Deferred Compensation Table and Summary Compensation Table for 2014 ($)	Amounts Included in Nonqualified Deferred Compensation Table previously Reported in Prior Years’ Summary Compensation Table ($)
Martin H. Singer	—	772,683
John W. Schoen	—	31,896
Anthony Kobrinetz	—	—
Jeffrey A. Miller	—	41,917
David A. Neumann		128,696

Potential Payments Upon Termination as of

December 31, 2014

The following table estimates amounts payable to the NEOs as if a termination had occurred on December 31, 2014:

Severance Benefits(1) (7) (i.e., Involuntary Termination Not Related to a Change of Control or Occurring More Than 12 Months After a Change of Control )
Name	Salary(3) ($)	Short Term Incentive Plan(3) ($)	Healthcare(4) ($)	Option Acceleration(5) ($)	Restricted Shares Acceleration(6) ($)	Total ($)
Martin H. Singer (2)	495,000	643,500	20,574	136,266	—	1,295,340
John W. Schoen	290,000	—	9,657	16,016	51,821	367,495
Jeffrey A. Miller	300,000	—	13,716	20,021	40,996	374,733
David A. Neumann	251,000	—	13,716	15,015	48,470	328,201
Anthony Kobrinetz	248,000	—	9,073	15,015	40,996	313,084

(1)	The amounts set forth in the table assume that termination of the NEO’s employment occurred unrelated to, or more than 12 months after, a Change of Control as a result of (i) involuntary termination by Company of the NEO’s employment other than for “Cause, Death or Disability” as such capitalized terms are defined in the applicable Management Retention Agreement (an “Involuntary Termination”) or (ii) “Voluntary Termination for Good Reason.” If an NEO’s employment (other than the CEO’s employment) were terminated for reasons other than the foregoing, such NEO would not be entitled to receive any severance or benefit. The material terms of the severance benefits set forth in the agreements that the Company has with each NEO are described in greater detail under “Compensation Discussion and Analysis–Change of Control and Severance Arrangements” above. The benefits listed in the table are subject to certain non-competition and non-solicitation agreements for a period of twelve months after the date of termination.
(2)	If the CEO’s employment were terminated for cause, he would not be entitled to receive any severance or benefit. If the CEO’s employment were terminated as a result of death or disability which occurred unrelated to, or more than 12 months after, a Change of Control, he would be entitled to the amounts set forth in this table.
(3)	The amount set forth as salary represents 12 months of annual base salary paid on a continuing basis in accordance with normal payroll procedures. In addition, Mr. Singer is entitled to payment of 100% of his maximum potential incentive award under the 2014 STIP.
(4)	The amount set forth for healthcare represents the current Company contribution rate of 80% paid by the Company for healthcare coverage for up to 12 months (or in case of Mr. Singer for up to 18 months.)
(5)	Except in the event of a termination for cause, service-based stock options partially accelerate as if the NEO had continued to be employed for 12 months and with respect to the CEO, his performance-based restricted shares accelerate in the amount targeted for vesting in the performance year. The value represents the unvested stock options which vest in the event of a termination not related to a Change of Control based on the difference between the price of $8.66 as of December 31, 2014 and the exercise price.
(6)	Except in the event of a termination for cause, service-based restricted shares partially accelerate as if the NEO had continued to be employed for 12 months and with respect to the CEO, his performance-based restricted shares accelerate in the amount targeted for vesting in the performance year. The value represents the number of shares accelerated (assuming vesting through December 31, 2014) multiplied by $8.66, the closing price of PCTEL common stock as of December 31, 2014.
(7)	The Company has calculated the impact of Section 280G of the Code as applied to payments made in connection with a Change of Control (“parachute” payments). No excise tax under Sections 280G and 4999 of the Code applies. The assumptions used to determine whether an excise tax was required were based on a Change of Control date of December 31, 2014. All equity which was assumed accelerated in such calculation was valued at $8.66 per share.

Potential Payments Upon Change of Control as of

December 31, 2014

The following table estimates amounts payable to the NEOs as if a Change of Control had occurred on December 31, 2014:

Change Of Control Benefits(1)(6) (i.e., Involuntary Termination Within 12 Months of a Change of Control )
Name	Salary(2) ($)	Healthcare(3) ($)	Option Acceleration(4) ($)	Restricted Shares Acceleration(5) ($)	Total ($)
Martin H. Singer	1,361,250	13,716	136,266	242,480	1,753,712
John A. Schoen	580,000	9,657	48,050	343,291	980,998
Jeffrey A. Miller	600,000	13,716	60,062	345,456	1,019,234
David Neumann	502,000	13,716	45,045	282,290	843,051
Anthony Kobrinetz	496,000	9,073	45,045	170,896	721,014

1)	The amounts set forth in the table assume that termination of the NEO’s employment occurred within 12 months of a Change of Control of the Company for one of the reasons listed in footnote (1) to the table captioned “Potential Payments Upon Termination as of December 31, 2014–Severance Benefits.” If an NEO’s employment were terminated for reasons other than the foregoing, such NEO would not be entitled to receive payments under any severance arrangements with the Company. The material terms of the severance and Change of Control benefits set forth in the agreements that the Company has entered into with each of the NEOs are described in greater detail under “Compensation Discussion Analysis–Change of Control and Severance Arrangements” above. The benefits listed in the table above are subject to certain non-competition and non-solicitation agreements for a period of 12 months.
(2)	Salary represents 200% of annual salary for NEOs other than the CEO and is paid in a lump sum after both (i) the completion of a Change of Control and (ii) within twelve months thereafter either an Involuntary Termination (as defined in footnote (1) of the table captioned “Potential Payments Upon Termination as of December 31, 2014–Severance Benefits) by the Company of the NEO’s employment, or a termination by the NEO of his employment pursuant to a Voluntary Termination for Good Reason (as defined in the applicable Management Retention Agreement). The amount set forth as salary for Mr. Singer represents 275% of his annual salary and is paid in a lump sum based on the same criteria as stated above. See “Compensation Discussion and Analysis–Change of Control and Severance Arrangements” above.
(3)	The amount set forth for healthcare represents the current contribution rate paid by the Company for healthcare coverage for up to 12 months.
(4)	Under the terms of the Management Retention Agreement providing for Change of Control benefits, all then unvested service-based stock options vest upon the occurrence of an Involuntary Termination within 12 months of a Change of Control. Performance-based stock options automatically convert into service-based stock options with no performance contingencies, but the vesting requirements (as stated in the applicable management retention agreement) will continue to pertain to the stock options; however, in the event of an Involuntary Termination within 12 months of a Change of Control, the stock options will immediately vest. The value represents unvested stock options which vest in the event of a change in control based on the difference between the price of $8.66 as of December 31, 2014 and the exercise price.
(5)	Under the terms of the Management Retention Agreements providing for Change of Control benefits, all then unvested service-based restricted shares vest upon the occurrence of an Involuntary Termination within 12 months of a Change of Control. Performance-based restricted shares automatically convert into service-based restricted shares with no performance contingencies, but the vesting requirements (as stated in the applicable management retention agreement) will continue to pertain to the restricted shares; however, in the event of an Involuntary Termination within 12 months of a Change of Control, the restricted shares will immediately vest. The value represents the number of shares that will vest multiplied by $8.66, the closing price of PCTEL common stock on December 31, 2014.
(6)	The Company has calculated the impact of Section 280G of the Code as applied to payments made in connection with a Change of Control (“parachute” payments). No excise tax under Section 280G and 4999 of the Code applies. The assumption used to determine whether an excise tax was required was based on a Change of Control date of December 31, 2014. All equity which was assumed accelerated in such calculation was valued at $8.66 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014 about PCTEL common stock that may be issued upon the exercise of options and rights under all of the former and existing equity compensation plans, including the 1997 Stock Plan, 1998 Director Stock Option Plan, Employee Stock Purchase Plan and the 2001 Stock Plan:

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options Warrants and Rights ($)		Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by stockholders (1)	1,344,341	(3)	$7.73	(3)	3,053,545
Equity compensation plans not approved by stockholders (2)	68,810		$9.28		—

Total	1,413,151		$7.79		3,053,545

(1)	The 1997 Stock Plan, 1998 Director Stock Option Plan and Employee Stock Purchase Plan were approved by stockholders. The stockholders also approved the amendment and restatement of the 1997 Stock Plan at the 2010 annual meeting, which replaced the prior 1997 Stock Plan and the 1998 Director Stock Option Plan. No further awards will be made under the 1998 Director Stock Option Plan, but it will continue to govern awards previously granted thereunder.

(2)	This plan is the 2001 Stock Plan which terminated in August 2011.

(3)	The Company is unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan provides that shares of PCTEL common stock may be purchased at a per share price equal to 85% of the fair market value of PCTEL common stock at the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

2001 Stock Plan

In August 2001, the Board of Directors approved the 2001 Stock Plan which terminated in August 2011. Following the June 15, 2010 approval by the stockholders of the amendment and restatement of the 1997 Stock Plan that (i) increased the number of shares available for grant and (ii) made certain other changes to the 1997 Stock Plan, no additional grants could be or were made under the 2001 Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2014, the Company has not entered into any transaction, and is not aware of any currently proposed transaction, in which the amount involved exceeds $120,000, and in which any director, NEO, nominee for election as a director, holder of more than 5% of PCTEL common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Policy Regarding Related Party Transactions

The Company’s Audit Committee adopted a written policy which governs the review and approval of related party transactions in which (i) the aggregate amount of such transaction involves $120,000 or more, (ii) the Company is a party, and (iii) any related person is a party. Related persons include directors, NEOs, stockholders holding in excess of 5% of PCTEL common stock, or any such individual’s immediate family members. Under the policy, all proposed related party transactions involving one or more of the Company’s non-officer employees must be reviewed and approved by the Audit Committee, and all proposed related party transactions involving one or more of the related persons listed above must be reviewed and approved by the Board of Directors. If a proposed related party transaction involves a member of the Board of Directors, such related party transaction must be reviewed and approved by all disinterested members of the Board of Directors.

The Company properly and accurately reports all material related party transactions in accordance with applicable accounting rules, federal securities law, SEC rules and regulations and securities market rules. In determining the materiality of related party transactions, the Audit Committee or Board of Directors primarily considers the significance of the information regarding such related party transactions to the stockholders. All related party transactions involving one of the related persons listed above are presumed material, unless:

•	the aggregate amount does not exceed $120,000;

•	the rates or charges are determined by competitive bids;

•	the transaction involves the rendering of services as a common or contract carrier or a public utility at rates fixed in conformity with law or governmental authority;

•	the transaction involves services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	the transaction involves indebtedness resulting solely from ordinary business and expense payments, purchase of goods and/or services subject to usual trade terms, and other transactions in the ordinary course of business; or

•	the interest of the related person in the transaction arises solely from such person’s

-	ownership of PCTEL common stock, if all stockholders received the same benefit on a pro rata basis;

-	position as a director of another corporation or organization that is a party to the transaction;

-	ownership of another entity which is a party to the transaction, if all related persons, in the aggregate, own less than 10% of the entity; or

-	position as a limited partner in a partnership that is a party to the transaction, if such related person (i) is not a general partner of the partnership, (ii) together with all other related persons owns less than 10% of such partnership in the aggregate, and (iii) does not hold any other position in such partnership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the

Company’s review of the copies of such forms received from, and/or written representations from, such reporting persons, the Company believes that during fiscal year 2014 all of the Company’s officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except that: (a) one Form 4 reporting one transaction by Mr. Singer and due on March 5, 2014 was filed late on March 12, 2014; (b) one Form 3 reporting the appointment of Mr. Sinder as a director and one Form 4 reporting two transactions by Mr. Sinder, both due on December 9, 2014, were filed late on December 15, 2014; (c) one Form 4 reporting one transaction by Mr. Schoen and due on March 5, 2014 was filed late on March 12, 2014; (d) one Form 4 reporting one transaction by Mr. Miller and due on March 5, 2014 was filed late on March 12, 2014; (e) two Form 4s reporting three and one transactions, respectively, by Mr. Neumann and due on March 7, 2014 and August 21, 2014, were filed late on March 12, 2014 and August 25, 2014; (f) two Form 4s reporting three and one transactions, respectively, by Mr. Kobrinetz and due on March 7, 2014 and August 21, 2014 were filed late on March 9, 2014 and August 25, 2014; (g) one Form 4 reporting four transactions by Ms. Dolezal and due on October 3, 2014 was filed late on October 7, 2014; (h) two Form 4s reporting three and one transactions, respectively, by Rishi Bharadwaj, the Company’s Vice President and General Manager, Connected Solutions, due on March 5, 2014 and August 21, 2014 were filed late on March 17, 2014 and August 25, 2014; (i) two Form 4s reporting three and one transactions, respectively, by Kevin McGowan, the Company’s Vice President of Finance and Corporate Controller, due on March 7, 2014 and August 21, 2014 were filed late on March 17, 2014 and August 25, 2014; and (j) one Form 4 reporting one transaction by Varda Goldman, then the Company’s Senior Vice President and General Counsel, and due on March 7, 2014 was filed late on March 17, 2014.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of the Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act, and shall not be incorporated by reference into any such filings.

The Audit Committee of our Board of Directors currently consists of Mr. Thomsen, Mr. Marini and Mr. Sinder, each of whom meets the NASDAQ independence and experience requirements. The Audit Committee operates under a written charter. Upon the recommendation of the Audit Committee, the Board of Directors adopted the original charter for the Audit Committee in August 1999, and last amended the charter for the Audit Committee on September 21, 2010. A current version of the Audit Committee charter is available on our website located at www.pctel.com under the “About Us” menu in the “Corporate Governance” section under the caption “Essential Governance Documents.”

The Audit Committee reviews the procedures of management for the design, implementation and maintenance of a comprehensive system of disclosure controls and procedures focused on the accuracy of our financial statements and the integrity of our financial reporting systems and disclosures contained in our periodic reports. As part of this review, the Audit Committee discusses with management and our independent auditors their evaluation of the effectiveness of our internal control over financial reporting, including improvements to our internal control that may be warranted. The Audit Committee provides our Board of Directors with the results of the Committee’s examinations and recommendations and reports to the Board of Directors as the Committee may deem necessary to make the Board of Directors aware of significant financial matters that require the Board of Directors’ attention.

The Audit Committee does not conduct auditing reviews or audit procedures. The Audit Committee relies on management’s representation that our financial statements have been prepared accurately and in conformity with United States generally accepted accounting principles and on the representations of the independent auditors included in their report on our financial statements and on the effectiveness of our internal control over financial reporting. The Audit Committee has also adopted a written policy that is intended to encourage our employees to bring to the attention of management and Audit Committee any complaints regarding the integrity of our internal financial controls or the accuracy or completeness of financial or other information related to our financial statements.

The Audit Committee reviews reports and provides guidance to our independent registered public accounting firm with respect to their annual audit and approves in advance all audit and non-audit services provided by our independent registered public accounting firm in accordance with applicable regulatory requirements. The Audit Committee also considers, in advance of the provision of any non-audit services by our independent registered public accounting firm, whether the provision of such services is compatible with maintaining the independence of the external auditors.

In accordance with its responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2014 and the process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by Public Company Accounting Oversight Board Standard 16, Communications with Audit Committees (AS16). The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Rule 3526, Communication with Audit Committees Concerning Independence, required by the Public Company Accounting Oversight Board and has discussed with Grant Thornton LLP its independence.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited financial statements for the year ended December 31, 2014 be included in our Annual Report on Form 10-K.

Respectfully submitted by:

THE AUDIT COMMITTEE

CARL A. THOMSEN (Chair)

M. JAY SINDER

GIACOMO MARINI

OTHER MATTERS

We know of no further matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: April 30, 2015

APPENDIX A

PCTEL, INC. STOCK PLAN

AMENDED AND RESTATED JUNE     , 2015

Preamble: The Plan is amended and restated, subject to, and effective as of, approval by stockholders at the 2015 annual meeting of stockholders (the “Restatement Effective Date”). On and after the Restatement Effective Date, the Plan shall be known as the PCTEL, Inc. Stock Plan.

1. Purposes of the Plan. The purposes of this Plan are:

(a) to attract and retain the best available personnel for positions of substantial responsibility,

(b) to provide additional incentive to Employees, Directors and Consultants,

(c) to promote the success of the Company’s business, and

(d) to ensure that the incentives contemplated by this Plan comport with all Applicable Laws.

Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Dividend Equivalents and other stock or cash awards as the Administrator may determine.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees that will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Dividend Equivalents and other stock or cash awards as the Administrator may determine.

(d) “Award Agreement” means a written or electronic written agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Award Transfer Program” means any program instituted by the Administrator that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Administrator.

(f) “Awarded Stock” means the Common Stock subject to an Award.

(g) “Board” means the Board of Directors of the Company.

(h) “Change in Control” means the consummation of any of the following transactions:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(j) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(k) “Common Stock” means the common stock of the Company.

(l) “Company” means PCTEL, Inc., a Delaware corporation.

(m) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(n) “Covered Employee” means, for any Fiscal Year, a Participant who is or is determined by the Committee to be likely to become a “covered employee” within the meaning of Code Section 162(m)(3) for the Fiscal Year and for whom the Committee intends an award payable under the Plan to qualify under the performance-based compensation exemption of Code Section 162(m)(4)(C).

(o) “Director” means a member of the Board.

(p) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(q) “Dividend Equivalent” means a credit, payable in cash, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant. The Dividend Equivalent for each Share subject to an Award shall only be paid to a Participant on the vesting date for such Share.

(r) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(u) “Fiscal Year” means the fiscal year of the Company.

(v) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Inside Director” means a Director who is an Employee.

(x) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z) “Option” means a stock option granted pursuant to the Plan.

(aa) “Outside Director” means a Director who is not an Employee.

(bb) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc) “Participant” means the holder of an outstanding Award granted under the Plan.

(dd) “Performance-Based Award” means an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

(ee) “Performance Goals” will have the meaning set forth in Section 11 of the Plan.

(ff) “Performance Measures” means measures as described in Section 11, on which the Performance Goals are based and which are approved by the Company’s shareholders pursuant to this Plan to the extent necessary to qualify Awards as Performance-Based Awards.

(gg) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(hh) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(ii) “Performance Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(jj) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(kk) “Plan” means this PCTEL, Inc. Stock Plan, as amended and restated.

(ll) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(mm) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(nn) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(oo) “Section 16(b)” means Section 16(b) of the Exchange Act.

(pp) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(qq) “Service Provider” means an Employee, Director or Consultant.

(rr) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(ss) “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 7 hereof.

(tt) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares with respect to which Awards may be made under the Plan after the Restatement Effective Date is the sum of (a) 3,573,981 Shares, plus (b) any Shares returned (or that would have otherwise returned) to the Plan on or after the Restatement Effective Date as a result of Section(s) 3(b) and 3(c), plus (c) any Shares that remain available for grants as of the Restatement Effective Date under the 1997 PCTEL, Inc. Stock Plan. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards. Any Shares subject to Awards other than Options and Stock Appreciation Rights will be counted against the numerical limits of this Section 3 as one and seventy-eight hundredths (1.78) Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any Award other than Options and Stock Appreciation Rights are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), one and seventy-eight hundredths (1.78) times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards. If and to the extent Options or Stock Appreciation Rights granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Shares of Restricted Stock, Restricted Stock Units, Performance Shares/Units or Dividend Equivalents payable in shares of Common Stock are forfeited or terminated, or otherwise are not paid in full, the Shares reserved for such Awards shall again be available for purposes of the Plan. Shares surrendered in payment of the exercise price of an Option and shares withheld or surrendered for payment of taxes shall not be available for re-issuance under the Plan. If Stock Appreciation Rights are exercised and settled in Common Stock, the full number of Shares subject to the Stock Appreciation Rights shall be considered issued under the Plan, without regard to the number of Shares issued upon settlement of the Stock Appreciation Rights. To the extent that Awards are designated in an Award Agreement to be paid in cash, and not in Shares of Common Stock, such Awards shall not count against the Share limits in Section 3(a). The provisions of this Section 3 shall apply only for purposes of determining the aggregate number of Shares that may be issued under the Plan, but shall not apply for purposes of determining the maximum number of Shares with respect to which Awards may be granted to any Participant under the Plan. If Shares are repurchased by the Company on the open market with the proceeds of the exercise price of Options, such Shares may not again be made available for issuance under the Plan.

(d) Minimum Vesting. Awards granted under the Plan shall vest over a period that is not less than one (1) year from the date of grant. Notwithstanding the foregoing, the Committee may, in its discretion, provide for accelerated vesting without regard to the minimum vesting period. In addition, subject to any adjustments made in accordance with Section 15 below, up to 5% of the Shares subject to the limit set forth in Section 3(a) as of the Restatement Effective Date may be granted without regard to the minimum vesting requirement.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion shall determine; provided, however, that unless otherwise determined by the Administrator, any extension of the term or exercise period of an Award shall comply with Section 409A of the Code and any Treasury regulations and guidance promulgated thereunder;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(viii) to modify or amend each Award (subject to Section(s) 4(d) and 21(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan;

(ix) to determine whether Dividend Equivalents will be granted in connection with an Award;

(x) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

(d) Limitations.

(i) Prohibition Against Repricing. Notwithstanding Section 4(b)(viii), the Administrator may not modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 15 of the Plan) nor may the Administrator cancel any outstanding Option or Stock Appreciation Right and replace it with any other Award with a lower exercise price, unless, in either case, such action is approved by the Company’s stockholders.

(ii) Buyout Provisions. If approved in advance by the Company’s stockholders, the Administrator may offer to buy out for a payment in cash or Shares an Option and/or a SAR previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

(e) Voluntary Surrender Program. Notwithstanding anything in the Plan to the contrary, the Administrator is expressly authorized to allow, in its sole and absolute discretion, a program under which: (i) certain Participants voluntarily surrender their Options without consideration and (ii) such Participants will remain eligible to receive their respective ordinary course equity grants in the next grant cycle. Notwithstanding anything in the Plan to the contrary, any Shares subject to an Option surrendered pursuant to the voluntary surrender program described in this Section 4(e) shall not become available for future grant or sale under the Plan.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Dividend Equivalents and such other stock or cash awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Options.

(a) Limitations.

(i) Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(ii) No Service Provider shall be granted, in any Fiscal Year, Options to purchase more than 300,000 Shares.

(iii) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 150,000 Shares which shall not count against the limit set forth in paragraph (ii) above.

(iv) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15 of the Plan.

(v) If an Option is canceled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 15 of the Plan), the canceled Option will be counted against the limits set forth in paragraphs (ii) and (iii) above.

(b) Term of Option. The term of each Option shall be stated in the Award Agreement. The maximum term of any Option granted under the Plan shall be seven (7) years from the date of grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(c), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(d) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.

(e) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. To the extent consistent with Applicable Laws, such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) promissory note;

(iv) other Shares (including as part of a pyramid exercise), provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion;

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi) by a net exercise arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the minimum whole number of Shares with a Fair Market Value sufficient to pay the aggregate Exercise Price of the Shares in respect of which the Option is being exercised (“Exercised Shares”); provided however, that if the Fair Market Value of the withheld shares exceeds the aggregate Exercise Price of the Exercised Shares, the excess shall be paid to Participant; provided, further, that Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that they are (A) used to pay the exercise price pursuant to the “net exercise,” (B) delivered to Participant as a result of such exercise, or (C) withheld to satisfy tax withholding obligations;

(vii) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement, but only to the extent permitted by Code Section 409A and regulations and other guidance promulgated thereunder;

(viii) any combination of the foregoing methods of payment; or

(ix) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(f) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (A) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (B) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares as to which the Option has been exercised, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Participant’s estate or, if none, by the person(s) entitled to exercise the Option under the Participant’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

7. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Stock Appreciation Rights covering more than 300,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted Stock Appreciation Rights covering up to an additional 150,000 Shares.

(c) Exercise Price and other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than seven (7) years from the date of grant. In addition, the per Share exercise price of a SAR shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(d) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) the number of Shares with respect to which the SAR is exercised.

(e) Payment upon Exercise of SAR. At the discretion of the Administrator, payment for a SAR may be in cash, Shares or a combination thereof.

(f) SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(g) Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.

(h) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her SAR within such period of time as is specified in the Award Agreement to the extent that the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the SAR shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(i) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her SAR within such period of time as is specified in the Award Agreement to the extent the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the SAR shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(j) Death of Participant. If a Participant dies while a Service Provider, the SAR may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such SAR as set forth in the Award Agreement), by the Participant’s estate or by a person who acquires the right to exercise the SAR by bequest or inheritance, but only to the extent that the SAR is vested on the date of death. In the absence of a specified time in the Award Agreement, the SAR shall remain exercisable for twelve (12) months following the Participant’s termination. If, at the time of death, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall immediately revert to the Plan. The SAR may be exercised by the executor or administrator of the Participant’s estate or, if none, by the person(s) entitled to exercise the SAR under the Participant’s will or the laws of descent or distribution. If the SAR is not so exercised within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, during any Fiscal Year no Participant will receive more than an aggregate of 150,000 Shares of Restricted Stock; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 75,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), during any Fiscal Year, no Participant will receive more than an aggregate of 150,000 Restricted Stock Units; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 75,000 Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash will be available for grant under the Plan.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant, provided that during any Fiscal Year, (a) no Participant will receive Performance Units having an initial value greater than $500,000, and (b) no Participant will receive more than 150,000 Performance Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted up to an additional 75,000 Performance Shares.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, or any other basis determined by the Administrator in its discretion. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period, but in no event later than the 15th day of the third month following the last day of the Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Performance-Based Awards. At the time of grant, the Committee may designate an Award of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan as a Performance-Based Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. On or before the 90th day after the commencement of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall specify in writing, by resolution of the Committee or other appropriate action, the length of the Performance Period (provided any such Performance Period shall be not less than one fiscal quarter in duration), the type(s) of Awards to be issued, the Performance Goals, the targeted level or levels of achievement thereof and any other terms of Awards applicable for the Performance Period. The extent, if any, to which an Award will be payable to a Participant will be based solely upon the degree of achievement of the Performance Goals over the specified Performance Period.

(a) Performance Goals.

(i) Any Performance Goal(s) established by the Committee may be based on overall Company performance, or the performance of an operating segment, subsidiary, business unit, department, product or product line, service, sales channel, or any combination thereof, as the Committee may deem appropriate.

(ii) Each of the Performance Goals may be weighted for the purpose of determining awards under the Plan. Different weights may be assigned to the goals for different business segments or groups of Participants. All Performance Goals shall be objective performance goals satisfying the requirement for “performance-based compensation” within the meaning of Code Section 162(m)(4) (to the extent applicable) and the related regulations and the achievement of such Performance Goals shall be substantially uncertain at the time such goals are established in writing.

(iii) Performance Goals may be based on one or more Performance Measures established by the Committee pursuant to Section 11(b), any of which may be measured either in absolute terms, in any incremental increase or as compared to the results of a peer group, as determined by the Committee in its sole discretion from time to time.

(iv) At the time of establishing a Performance Goal, the Committee shall specify the manner in which the Performance Measure on which the goal is based shall be calculated. In so doing, the

Committee may include or exclude the impact of certain specified events from the calculation of the Performance Measures (such as asset write-downs, litigation or claim judgments or settlements, the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, any reorganization and restructuring programs and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, acquisitions or divestitures, or foreign exchange gains and losses). Such inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m).

(v) The Performance Goals may differ from Participant to Participant and from Award to Award.

(vi) Before payment of any award is made in accordance with this Section, the Committee must certify in writing the level of achievement of the Performance Goals and satisfaction of any other material terms of the award.

Notwithstanding any provision of the Plan, in the event that the Committee determines that it is advisable to grant awards under the Plan that shall not qualify as Performance-Based Awards, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

(b) Performance Measures. Performance Measures may include:

(i) cash flow;

(ii) cash position;

(iii) earnings before interest and taxes;

(iv) earnings before interest, taxes, depreciation and amortization;

(v) earnings per Share;

(vi) economic profit;

(vii) economic value added;

(viii) equity or stockholder’s equity;

(ix) market share;

(x) net income;

(xi) net profit;

(xii) net sales;

(xiii) operating earnings;

(xiv) operating income;

(xv) profit before tax;

(xvi) ratio of debt to debt plus equity;

(xvii) ratio of operating earnings to capital spending;

(xviii) return on equity;

(xix) return on net assets;

(xx) return on sales, revenue, sales growth; or

(xxi) total return to stockholders.

12. Automatic Awards to Outside Directors. All grants of Restricted Stock to Outside Directors under this Section 12 shall be automatic and non-discretionary and shall be made in accordance with the following provisions:

(a) No person shall have the discretion to select which Outside Directors shall be granted Restricted Stock or to determine the number of Shares to be included in the Awards of Restricted Stock granted to Outside Directors.

(b) Each Outside Director shall be automatically granted Shares of Restricted Stock with an aggregate Fair Market Value on the date of grant of $50,000 (a “First Award”) upon such date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive a First Award.

(c) Each Outside Director subsequently shall be automatically granted Shares of Restricted Stock with an aggregate Fair Market Value on the date of grant of $35,000 (a “Subsequent Award”) on the date of the annual meeting of stockholders at which (i) if such Outside Director’s position on the Board is subject to stockholder approval, such director is re-elected to the Board, or (ii) if the Outside Director’s position is not subject to stockholder approval, such director is continuing as a member of the Board.

(d) Each Outside Director who serves either as the Lead Director of the Board or as a member and/or chair of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee of the Board shall be entitled to additional Shares of Restricted Stock (an “Additional Service Award”) with such aggregate Fair Market Value on the date of grant as approved by the Board in its sole discretion, unless shareholder approval is required by law.

(e) The terms of a First Award, a Subsequent Award and an Additional Service Award shall be as follows:

(i) Subject to Section 15 of the Plan, the First Award shall be subject to time-based restrictions that shall lapse as to thirty-three and one-third percent (33-1/3%) of the Shares in the First Award on each anniversary of its date of grant, provided that the Participant continues to serve as a Director on such dates.

(ii) Each Subsequent Award and Additional Service Award shall not be subject to any time-based or other similar restrictions in favor of the Company.

(f) When calculating the number of Shares that will be subject to a grant under this Section 12, in all cases, the number of Shares shall be determined by dividing the aggregate Fair Market Value by the Fair Market Value of a Share on the date of grant, and rounding down. The aggregate Fair Market Value in respect of Awards of Restricted Stock under this Section 12 may be increased or decreased from time to time by the Administrator.

13. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company and its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Non-Transferability of Awards.

(a) Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

(b) Prohibition Against an Award Transfer Program. Notwithstanding anything to the contrary in the Plan, in no event will the Administrator have the right to determine and implement the terms and conditions of any Award Transfer Program without stockholder approval.

15. Adjustments Upon Changes in Capitalization, Dissolution, or Change in Control.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, the price per share (if any) of Common Stock covered by each such outstanding Award, the numerical Share limits set forth in Sections 3, 6, 7, 8, 9 and 10 of the Plan, and the number of Shares automatically awarded to Outside Directors under Section 12 of the Plan, shall be proportionately adjusted for any change in or increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change or increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options, and SARs) or vested (with respect to Restricted Stock), an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.

(i) Assumption.

(A) In the event of a Change in Control, each outstanding Award (including any related Dividend Equivalent), other than an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals, shall be assumed or an equivalent Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”).

(B) For the purposes of this subparagraph, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share covered by the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right, for each Share subject to such Award to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(ii) Non-Assumption.

(A) Non-Performance Based Awards. In the event that the Successor Corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise the Award as to all of the Awarded Stock, including Shares as to which such Awards would not otherwise be vested or exercisable. Additionally, all restrictions on Restricted Stock will lapse. This subparagraph (A) does not apply to any Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals.

(B) Performance-Based Awards. Subject to subparagraph (D) below, with respect to any Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, or other Award that vests, is earned or paid out upon the satisfaction of one or more Performance Goals, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

(C) Notice. If an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Participant in writing or electronically that the Award shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period.

(D) Pro-Ration. If the Change in Control occurs during a Performance Period while the Participant (other than an Outside Director) is a Service Provider, the Participant will receive payment of a pro-rated amount of the performance-based Award that would have actually been earned had the Participant remained a Service Provider through the end of the Performance Period based on the amount of time the Participant was a Service Provider during the Performance Period before the Change in Control. Such pro-rated amount shall be paid within thirty (30) days of the consummation of the Change in Control.

(iii) Outside Directors. With respect to Awards granted to Outside Directors, in the event of a Change of Control, the Participant shall fully vest in and have the right to exercise the Award as to all of the Awarded Stock, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. The Outside Director will receive payment of a pro-rated amount of the Performance Shares, Performance Units, or other performance-based Award that would have actually been earned had the Outside Director remained a Service Provider through the end of the Performance Period based on the amount of time the Outside Director was a Service Provider during the Performance Period before the Change in Control. Such pro-rated amount shall be paid within thirty (30) days of the consummation of the Change in Control.

16. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require a Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17. Section 409A.

(a) It is intended that the Plan (including, for purposes of this Section 17, all amendments thereto and all Awards thereunder) comply with or be exempt from the provisions of Code Section 409A and regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (collectively, the “Section 409A”) so as to prevent the inclusion in gross income under Section 409A of any amount earned by or payable to a Participant hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Participant. All Plan provisions shall be interpreted in a manner consistent with such intent. Notwithstanding anything in this Plan to the contrary, if any Plan provision under this Plan would result in the imposition of an additional tax under Code Section 409A, that Plan provision shall be reformed, to the extent permissible under Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights under the Plan. Each payment made under the Plan shall be considered a separate payment for purposes of Section 409A.

(b) Any payments to Participants pursuant to this Plan are intended to be exempt from Section 409A to the maximum extent possible as (i) an incentive stock option pursuant to Treas. Reg. §1.409A-1(b)(5)(ii), (ii) a stock right that does not provide for a deferral of compensation in accordance with Treas. Reg. §1.409A-1(b)(5)(i), (iii) restricted property in accordance with Treas. Reg. §1.409A-1(b)(6)(i) or (iv) to the extent payments under the Plan are scheduled to be paid and are in fact paid during the short-term deferral period, as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4), and then, if applicable, under the separation pay exemption pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), provided that for this purpose each payment will be considered a separate payment such that the determination of whether a payment qualifies as a short-term deferral will be made without regard to whether other payments so qualify and the determination of whether a payment qualifies under the separation pay exemption will be made without regard to any payments which qualify as short-term deferrals.

(c) With respect to any amount that is subject to Section 409A, (i) to the extent such amount is payable by reference to a Participant’s “termination of employment,” such term will be deemed to mean the Participant’s “separation from service,” within the meaning of Section 409A, and (ii) no acceleration of the timing of any distribution of such amount under the Plan will be allowed, except as permitted by Section 409A.

(d) Notwithstanding any provision of the Plan to the contrary, if on the date of a Participant’s separation from service, the stock of the Company or the stock of any Subsidiary is publicly traded on an established securities market (within the meaning of Section 409A) and the Participant is treated as a “specified employee,” within the meaning of Section 409A and as determined pursuant to the identification methodology selected by the Administrator from time to time, payment upon the Participant’s separation from service that is subject to Section 409A shall be made or commence six (6) months after the Participant’s separation from service; provided, however, that if the Participant dies before payment pursuant to this subsection is made or commences, payment must be made within 90 days following the Participant’s death.

(e) Notwithstanding any provision of the Plan to the contrary, neither the Company nor the Administrator guarantee to any Participant any specific tax consequences of participation in, Awards under, or payments from, the Plan, and each Participant shall be solely responsible for payment of any taxes or penalties incurred in connection with his or her participation in the Plan. Under no circumstances will the Company or any Subsidiary or any of its employees, officers, directors, service providers or agents have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under Section 409A.

18. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

19. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

20. Term of Plan. The Plan shall become effective on the Restatement Effective Date. It shall continue in effect for 10 years thereafter unless terminated earlier under Section 21 of the Plan. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date.

21. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant with respect to Awards granted prior to and outstanding as of the date of such amendment or termination, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

24. Stockholder Approval. The Plan will be subject to, and effective as of, approval by the stockholders of the Company at the 2015 annual meeting of stockholders. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

25. Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

26. Governing Law. The provisions of the Plan shall be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

27. Severability. If any provision of this Plan and an Award Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan or the Award Agreement, and this Plan and the Award Agreement shall be construed as if such invalid or unenforceable provision were omitted.

28. Headings. The headings contained in this Plan or in an Award Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Plan or an Award Agreement.

29. Compliance with Securities Laws.

(a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) The Company may impose such other restrictions on any shares of Common Stock granted pursuant to an Award under the Plan as it may deem advisable including, but not limited to, restrictions intended to achieve compliance with (a) the Securities Act, (b) the requirements of any stock exchange or over the counter market upon which the Common Stock is then listed or traded, and (c) any Blue Sky or state securities laws applicable to such Common Stock. If at any time the Administrator shall determine, in its discretion, that the listing, registration, or qualification of any Shares to be granted under the Plan upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental or regulatory body, is necessary or desirable as a condition of or in connection with the grant or issuance of Common Stock hereunder, then no Award may be made unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The Administrator may require any Participant receiving an Award under the Plan to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of any such Common Stock in compliance with applicable law and shall have the authority to cause the Company, at its expense, to take any action related to the Plan which may be required in connection with such listing registration, qualification, consent or approval.

(c) If a registration statement is not in effect under the Securities Act or any applicable state securities laws with respect to the Shares, the Company may require the Participant to represent, in writing, that the Shares received are being acquired for investment and not with a view to distribution and agree that the Shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act and any applicable state securities laws. The Company shall include on certificates representing the Shares delivered pursuant to the Plan such legends referring to the foregoing representations or restrictions and any other applicable restrictions on resale as the Administrator, in its discretion, shall deem appropriate.

PCTEL, INC. STOCK PLAN

AMENDED AND RESTATED AS OF JUNE     , 2015

STOCK OPTION AWARD AGREEMENT

This STOCK OPTION AWARD AGREEMENT (the “Award Agreement”) is made and entered into as of             , 20            , by and between PCTEL, Inc., a Delaware Corporation (the “Company”) and                     , an individual residing in                             (the “Participant”).

RECITALS:

WHEREAS, pursuant to and subject to the terms and conditions of the PCTEL, Inc. Stock Plan, Amended and Restated as of June     , 2015 (the “Plan”), the Company has approved the grant of an Option to purchase (        ) Shares of Common Stock.

WHEREAS, the purpose of this Award Agreement is to evidence and effectuate the Option Award under the Plan to the Participant, subject to the satisfaction of vesting conditions, restrictions on transfer, repurchase rights or other limitations imposed by the Plan and this Award Agreement. Except as otherwise defined in this Award Agreement, capitalized words and phrases herein shall have the meaning set forth in the Plan.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Participant and the Company agree as follows:

AGREEMENT:

1. Grant of Option. Pursuant to, and subject to the terms and conditions set forth herein and in the Plan, the Administrator hereby grants to the Participant an option (the “Option”) to purchase Shares of Common Stock as follows; provided, however, that the Award is not effective until this Award Agreement is executed by the Company and Participant, and receipt of the executed Agreement is acknowledged on behalf of the Committee by execution of this Award Agreement:

(a) General Information:

Grant Number:

Date of Grant:

Vesting Commencement Date:

Exercise Price per Option:

Total Number of Options Granted:

Total Exercise Price:

Type of Option:	Incentive Stock Option

Nonstatutory Stock Option

Term/Expiration Date:

(b) Type of Option. If designated as an Incentive Stock Option (“ISO”) in Section 1(a), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it will be treated as a Nonstatutory Stock Option (“NSO”).

2. Vesting Schedule.

(a) Except as provided herein, the Option granted under this Award Agreement shall vest and become exercisable in accordance with the schedule set forth below, provided that the Participant will have been continuously a Service Provider from the Date of Grant through the applicable vesting date:

(i) [Twenty-five percent (25%) of the Shares subject to the Option will vest twelve (12) months after the Vesting Commencement Date, and

(ii) 1/48th of the Shares subject to the Option will vest each month thereafter on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month), subject to Participant continuing to be a Service Provider through each such date.]

(b) Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such position of the Option will be considered as having vested as of the date specified by the Administrator.

(c) Forfeiture. Notwithstanding any contrary provision of this Award Agreement, the balance of the Option that has not vested at the time of Participant’s termination as a Service Provider for any reason will be forfeited and the Participant shall have no further rights to the Option or the Shares subject to the Option.

3. Term and Exercise of Option.

(a) Term and Exercisability. This Option is exercisable during its term in accordance with the Vesting Schedule set forth in Section 1(a) of this Award Agreement and may be exercised during such term only in accordance with the Plan and the terms of this Award Agreement. This Option shall be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option shall be exercisable for twelve (12) months after Participant ceases to be Service Provider. Notwithstanding the foregoing, in no event may this Option be exercised after the Term/Expiration date as provided in Section 1(a) and may be subject to earlier termination as provided in Section 15(c) of the Plan.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the “Exercise Notice”) or in such other form and manner as determined by the Administrator, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable withholding taxes. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise comply with Applicable Laws. Assuming such compliance, for income tax purposes, the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

(c) Method of Payment.

Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(i) cash;

(ii) check;

(iii) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan;

(iv) by a net exercise arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the minimum whole number of Shares with a Fair Market Value sufficient to pay the aggregate Exercise Price of the Exercised Shares and the tax withholding obligations of the Exercised Shares; provided however, that if the Fair Market Value of the withheld shares exceeds the aggregate Exercise Price and tax withholding obligations of the Exercised Shares, the excess shall be paid to Participant; provided, further, that Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that they are (A) used to pay the exercise price pursuant to the “net exercise,” (B) delivered to Participant as a result of such exercise, or (C) withheld to satisfy tax withholding obligations; or

(v) surrender of other Shares (including as part of a pyramid exercise), provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion.

4. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

5. Tax Obligations.

(a) Withholding Taxes. Participant agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Participant) for the satisfaction of all Federal, state, and local income and employment tax withholding requirements applicable to the Option exercise. Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise. If payment of the Exercise Price is made by a net exercise arrangement, Participant’s tax withholding obligations will be satisfied by a reduction of the number of Shares issued upon exercise by the minimum whole number of Shares with a Fair Market Value sufficient to pay Participant’s aggregate tax withholding obligation, as set forth in Section 3(c)(iv) of this Award Agreement.

(b) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Grant Date, or (ii) the date one (1) year after the date of exercise, Participant will immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.

(c) Exemption from Code Section 409A. Any amounts payable to Participant under this Award Agreement are intended to constitute a stock option that does not provide for deferral of compensation, as described in Treas. Reg. Sec. 1.409A-1(b)(5)(i)(A) so that none of the payments provided hereunder be deemed a deferral of compensation that is subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein shall be interpreted to satisfy the stock option exemption. The Company and Participant agree to work together in good faith to consider amendments to this Award Agreement and to take such reasonable actions as are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment of benefits to the Participant under Section 409A. Notwithstanding the foregoing, neither the Company nor any of its Affiliates guarantees any tax consequences of Participant’s entitlement to, or receipt of payments or other benefits under, this Award Agreement, and the Participant or his beneficiaries, heirs or assignees will be solely responsible for payment of any tax obligations incurred in connection with the payments provided under this Award Agreement.

6. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at PCTEL, Inc., 471 Brighton Drive, Bloomingdale, IL 60108, or at such other address as the Company may hereafter designate in writing.

7. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

8. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

9. Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award

10. Notice of Governing Law. This Award Agreement will be governed by, and construed in accordance with, the laws of the State of Illinois without regard to principles of conflict of laws.

11. No Guarantee of Continued Service.

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

12. Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

14. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any portion of the Option has vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No individual serving as the Administrator (either serving alone or with other individuals) will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

15. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received this Award under the Plan, has received a copy of the Plan, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time. Participant agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	PCTEL, INC.
Signature	By

VP, Corporate Resources & Chief Risk Officer
Print Name	Title

Residence Address:

EXHIBIT A

PCTEL, INC. STOCK PLAN

AMENDED AND RESTATED AS OF JUNE     , 2015

EXERCISE NOTICE

PCTEL, Inc.

471 Brighton Drive

Bloomingdale, IL 60108

Attention:

1. Exercise of Option. Effective as of today,                             ,         , the undersigned (“Purchaser”) hereby elects to exercise the option (“Option”) under and pursuant to the PCTEL, Inc. Stock Plan, amended and restated as of June     , 2015 (the “Plan”) and the Stock Option Award Agreement dated              (the “Award Agreement”) to purchase                  shares (the “Shares”) of the Common Stock of PCTEL, Inc. (the “Company”). The purchase price for the Shares will be $            , as required by the Award Agreement.

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price for the Shares and any required withholding taxes to be paid in connection with the exercise of the Option.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Award Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Participant as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 15 of the Plan.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6. Entire Agreement; Governing Law. The Plan and Award Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of Illinois.

Submitted by:	Accepted by:

PURCHASER	PCTEL, INC.

Signature	By

Print Name	Its

Address:

Date Received

PCTEL, INC. STOCK PLAN

AMENDED AND RESTATED AS OF JUNE     , 2015

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”) is made and entered into as of             , 20    , by and between PCTEL, Inc., a Delaware Corporation (the “Company”) and                         , an individual residing in                      (the “Participant”).

RECITALS:

WHEREAS, pursuant to and subject to the terms and conditions of the PCTEL, Inc. Stock Plan, Amended and Restated as of June     , 2015 (the “Plan”), the Company has approved the grant of              (            ) Shares of Restricted Stock.

WHEREAS, the purpose of this Award Agreement is to evidence and effectuate the Restricted Stock award under the Plan to the Participant, subject to the satisfaction of vesting conditions, restrictions on transfer, repurchase rights or other limitations imposed by the Plan and this Award Agreement. Except as otherwise defined in this Award Agreement, capitalized words and phrases herein shall have the meaning set forth in the Plan.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Participant and the Company agree as follows:

AGREEMENT:

1. Grant. Pursuant to, and subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to Participant under the Plan for past services and as a separate incentive in connection with his or her services and not in lieu of any salary or other compensation for his or her services, an Award of                      (            ) Shares of Restricted Stock.

2. Date of Grant. The Grant Date of this Award is                     . However, the award is not effective until this Award Agreement is executed by the Company and Participant, and receipt of the executed Agreement is acknowledged on behalf of the Committee by execution of this Award Agreement.

3. Vesting Schedule and Forfeiture of Restricted Stock.

(a) Except as provided herein, the Shares of Restricted Stock granted under this Award Agreement shall vest in accordance with the schedule set forth below, provided that the Participant will have been continuously a Service Provider from the Date of Grant through the applicable vesting date [and, with respect to the Shares vested pursuant to paragraph (i) below, the Performance Goals have been met]:

(i) [Performance-Vested Shares.]

Vesting Date	Performance Goals	Number/Percentage of Vested Shares
[VESTING DATE]	[PERFORMANCE GOALS]	[NUMBER/ PERCENTAGE OF SHARES]
[VESTING DATE]	[PERFORMANCE GOALS]	[NUMBER/ PERCENTAGE OF SHARES]
[VESTING DATE]	[PERFORMANCE GOALS]	[NUMBER/ PERCENTAGE OF SHARES]

(ii) [Time-Vested Shares.]

Vesting Date	Number/Percentage Of Vested Shares
[VESTING DATE]	[NUMBER/ PERCENTAGE OF SHARES]
[VESTING DATE]	[NUMBER/ PERCENTAGE OF SHARES]
[VESTING DATE]	[NUMBER/ PERCENTAGE OF SHARES]

(b) Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock will be considered as having vested as of the date specified by the Administrator.

(c) Forfeiture. Notwithstanding any contrary provision of this Award Agreement, the balance of the Shares of Restricted Stock that have not vested at the time of Participant’s termination as a Service Provider for any reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination. Participant will not be entitled to a refund of the price paid for the Shares of Restricted Stock, if any, returned to the Company pursuant to this Section 3(c). Participant hereby appoints the Escrow Holder with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares to the Company upon such termination of service.

4. Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to the administrator or executor of Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any Applicable Laws pertaining to said transfer.

5. Escrow of Shares.

(a) All Shares of Restricted Stock will, upon execution of this Award Agreement, be delivered and deposited with an escrow holder designated by the Company (the “Escrow Holder”). The Shares of Restricted Stock will be held by the Escrow Holder until such time as the Shares of Restricted Stock vest or the date Participant ceases to be a Service Provider.

(b) The Escrow Holder will not be liable for any act it may do or omit to do with respect to holding the Shares of Restricted Stock in escrow while acting in good faith and in the exercise of its judgment.

(c) Upon Participant’s termination as a Service Provider for any reason, the Escrow Holder, upon receipt of written notice of such termination, will take all steps necessary to accomplish the transfer of the unvested Shares of Restricted Stock to the Company. Participant hereby appoints the Escrow Holder with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares of Restricted Stock to the Company upon such termination.

(d) The Escrow Holder will take all steps necessary to accomplish the transfer of Shares of Restricted Stock to Participant after they vest following Participant’s request that the Escrow Holder do so.

(e) Subject to the terms hereof, Participant will have all the rights of a shareholder with respect to the Shares while they are held in escrow, including without limitation, the right to vote the Shares and to receive any cash dividends declared thereon.

(f) In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, the Shares of Restricted Stock will be increased, reduced or otherwise changed, and by virtue of any such change Participant will in his or her capacity as owner of unvested Shares of Restricted Stock be entitled to new or additional or different shares of stock, cash or securities (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities will thereupon be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Award Agreement. If Participant receives rights or warrants with respect to any unvested Shares of Restricted Stock, such rights or warrants may be held or exercised by Participant, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Award Agreement. The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

(g) The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Stock or otherwise note its records as to the restrictions on transfer set forth in this Award Agreement.

6. Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares of Restricted Stock may be released from the escrow established pursuant to Section 5, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income and employment taxes which the Company determines must be withheld with respect to such Shares. To the extent determined appropriate by the Company in its discretion, it shall have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Shares otherwise are scheduled to vest pursuant to Section 3, Participant will permanently forfeit such Shares and the Shares will be returned to the Company at no cost to the Company.

7. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant or the Escrow Holder. Except as provided in Section 5(f), after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

8. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES OF RESTRICTED STOCK PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

9. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at PCTEL, Inc., 471 Brighton Drive, Bloomingdale, IL 60108, or at such other address as the Company may hereafter designate in writing.

10. Grant is Not Transferable. Except to the limited extent provided in Section 4 above, the unvested Shares subject to this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any unvested Shares of Restricted Stock subject to this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.

11. Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12. Additional Conditions to Release from Escrow. The Company will not be required to issue any certificate or certificates for Shares hereunder or release such Shares from the escrow established pursuant to Section 5 prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator will, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Administrator will, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of grant of the Restricted Stock as the Administrator may establish from time to time for reasons of administrative convenience.

13. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

14. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares of Restricted Stock have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No individual serving as the Administrator (either serving alone or with other individuals) will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

15. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

16. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

17. Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award of Restricted Stock.

18. Section 409A. Any property transferred or amounts payable to the Participant under this Award Agreement are intended to constitute “restricted property” described in Treas. Reg. Sec. 1.409A-1(b)(6) so that none of the payments provided hereunder be deemed a deferral of compensation that is subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein shall be interpreted to satisfy the “restricted property” exemption. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries guarantees any tax consequences of Participant’s entitlement to or receipt of payments or other benefits under, this Award Agreement, and the Participant or his beneficiaries, heirs or assignees will be solely responsible for payment of any tax obligations incurred in connection with the payments provided under this Award Agreement.

19. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received this Award under the Plan, has received a copy of the Plan, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

20. Notice of Governing Law. This Award Agreement will be governed by, and construed in accordance with, the laws of the State of Illinois without regard to principles of conflict of laws.

PARTICIPANT	PCTEL, INC.

Signature	By

Print Name	Title

PCTEL, INC. 471 BRIGHTON DRIVE BLOOMINGDALE, IL 60108

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off or meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For Withhold For All

All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Cindy K. Andreotti 02 Brian J. Jackman

The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain

2. Non-binding advisory vote to approve the Company’s named executive officer compensation. 0 0 0

3. The approval of the amendment and restatement of the 1997 Stock Plan. 0 0 0

4. The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 0 0 0 the fiscal year ending December 31, 2015.

NOTE: Giving your proxy also means that you authorize the persons named as proxies to vote in their discretion on any other matter properly presented at the meeting or any postponement or adjournment thereof.

Yes No

Please indicate if you plan to attend this meeting 0 0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000247210_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

PCTEL, INC.

Annual Meeting of Stockholders June 10, 2015 at 4:00 PM

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Martin H. Singer and John W. Schoen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PCTEL, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 PM, CDT on June 10, 2015, at the PCTEL office located at 471 Brighton Drive, Bloomingdale, IL 60108, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000247210_2 R1.0.0.51160